As filed with the Commission on August 28, 2000          File No. 333-42766

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        Pre-Effective Amendment No. 1 to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 InnovaCom, Inc.
                 ------------------------------------------------
                 (Name of small business issuer in its charter)



         Nevada                            7373                          88-0308568
--------------------------------  -----------------------------     --------------------
(State or other jurisdiction of   (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)        Classification Code)           Identification No.)


        3400 Garrett Drive, Santa Clara, California 95054; (408) 727-2447
        -----------------------------------------------------------------
          (Address and telephone number of principal executive offices)


        3400 Garrett Drive, Santa Clara, California 95054; (408) 727-2447
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                Frank Alioto, President & Chief Executive Officer
                                 InnovaCom, Inc.
                               3400 Garrett Drive
                          Santa Clara, California 95054
                                 (408) 727-2447
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                              Scott E. Bartel, Esq.
                               Eric J. Stiff, Esq.
                           Bartel Eng Linn & Schroder
                          300 Capitol Mall, Suite 1100
                          Sacramento, California 95814
                            Telephone: (916) 442-0400

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


                                                      Proposed          Proposed
                                                      maximum            maximum        Amount of
    Title of each class of        Amount to be     offering price       aggregate      registration
  securities to be registered      registered        per share       offering price        fee
------------------------------   ----------------  ---------------   ----------------  --------------
      Common Stock (1)               30,000,000      $ 0.50 (2)       $ 15,000,000
      Common Stock (3)               48,985,731(3)   $ 0.53 (2)       $ 24,492,866
      Common Stock (4)                6,169,500      $ 0.61 (4)       $   3,743,290
      Common Stock (5)                   50,000      $ 1.75           $      87,500
      Common Stock (6)                   26,134      $ 0.50 (7)       $      13,067
      Common Stock (8)                   50,000      $ 0.26 (8)       $      13,000
------------------------------   ----------------  ---------------   ----------------  --------------
Total Registration Fee                                                $  43,349,723      $ 11,444(9)
                                                                     ================  ==============

(1)  Represents  shares  of  common  stock  that  may  be  acquired  by  Jashell
     Investment Limited from time to time pursuant to a common stock purchase agreement.

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the bid and asked price per share of the registrant's common stock on July 31, 2000, as quoted on the OTC Bulletin Board.

(3) Represents (i) two times the number of common stock that may issued upon the conversion of $4,750,000 convertible debentures, and (ii) common stock that may be issued for interest earned on such convertible debentures through June 30, 2001.

(4) Represents common stock that may be issued upon the exercise of outstanding warrants. The exercise price for the warrants ranges from $0.16 per share to $2.43 per share, and average weighted exercise price is approximately $0.61 per share.

(5) Represents common stock that may be issued upon the exercise of an outstanding option. The exercise price is $1.75 per share.

(6)  Represents outstanding common stock for resale.

(7) Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the bid and asked price per share of the registrant's common stock on August 18, 2000, as quoted on the OTC Bulletin Board.

(8) Common stock that may be issued upon the exercise of warrants at an exercise price of $.26 per share.

(9)  Of which $11,437 already has been paid.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                           Subject to Completion
PROSPECTUS                                                    August 28, 2000


                                 INNOVACOM, INC.

                                  Common Stock
                              --------------------

        This prospectus relates to the resale by the selling stockholders of up to 85,281,365 shares of common stock. The selling stockholders may sell stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sale of shares by the selling stockholders.

        We have entered into an agreement with Jashell Investments Limited requiring them to purchase our shares of common stock at our option. We will receive proceeds upon the sale of shares to Jashell Investments, and we may receive additional proceeds from the exercise of outstanding warrants held by Jashell Investments, JNC Strategic Fund Ltd., JNC Opportunity Fund Ltd., and the other holders of our warrants. Shares of common stock acquired by Jashell Investments, JNC Strategic Fund, JNC Opportunity Fund, other holders of warrants and other selling stockholders will be resold by this prospectus.

        Our common stock is quoted on the OTC Bulletin Board under the symbol "MPEG." On August , 2000, the average of the bid and asked price of our common stock was $____ per share, as quote by the OTC Bulletin Board.

        Investing in our common stock involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 7 of this prospectus.

        Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                The date of this prospectus is August ___, 2000.



        [The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.]

        Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

        The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                      TABLE OF CONTENTS

Forward-Looking Statements...................................................................2
Prospectus Summary...........................................................................3
The Offering.................................................................................4
Risk Factors.................................................................................7
Use of Proceeds.............................................................................12
Price Range of Common Stock.................................................................12
Dividend Policy.............................................................................13
Management's Discussion and Analysis of Financial Condition and Plan of Operations..........13
Business....................................................................................19
Management .................................................................................25
Selling Stockholders........................................................................32
Plan of Distribution........................................................................34
Certain Relationships and Related Transactions..............................................36
Description of Capital Stock................................................................36
Legal Proceedings ..........................................................................36
Legal Matters...............................................................................38
Experts.....................................................................................38
Where You Can Find More Information.........................................................38

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

        As used in this prospectus, the terms "we," "us," "our," and "InnovaCom" means InnovaCom, Inc. and its subsidiaries, unless otherwise indicated.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

InnovaCom, Inc.

        We develop, market, and provide equipment and services that utilize the Motion Picture Expert Group first and second generation standard for video and audio compression know as MPEG-1 and MPEG-2. By utilizing our expertise in MPEG-1 and MPEG-2 technology, we developed two lines of products which we call TransPEG and DVDImpact.

        Our TransPEG system allows delivery of high quality digital audio and video content over broadband communication networks for applications such as video broadcasting, distant learning, video calls, video conferences and other video networking solutions. Our DVDImpact is a DVD pre-mastering system using our latest MPEG-2 compression technology.

        Our   objective  is  to  be  a  leading   provider  of  high  quality,
cost-effective,   audio  and  video   compression   applications   to   industry
professionals, enterprise customers, and government agencies. Our strategy in achieving this objective includes:

     o    providing products which are modular, scalable and affordable;

     o    enhancing and expanding our product lines;

     o focusing on marketing to industry professionals, enterprise customers, and government agencies;

     o    expanding on our technological expertise; and

     o    expanding sales, marketing, support, and service.

        We were incorporated in Florida in March 1993 as a research and development company. In 1996, we merged with Jettson Realty Development Corporation, a Nevada corporation and changed our name to InnovaCom, Inc.

        Our principal office is located at 3400 Garrett Drive, Santa Clara, California 95054, and our telephone number is (408) 727-2447.

                                  THE OFFERING

Equity Financing Facility

        Of the shares of common stock being registered for resale by the selling stockholders, 30,000,000 shares are being registered in connection with our equity finance facility with Jashell Investment Limited or Jashell.

        On June 19, 2000, as amended on July 26, 2000, we entered into a common stock purchase agreement and related agreements with Jashell, a private equity fund organized under the laws of the British Virgin Islands. Subject to the fulfillment of certain conditions, the agreements provide us with an equity financing facility through which we may sell up to a total of $10,000,000 worth of shares of our common stock, at our option, to Jashell periodically over a 24-month period. Our ability to request a draw down under the facility is subject to the continued effectiveness of a resale registration statement filed with the Securities and Exchange Commission to cover the shares to be issued. The amount of common stock to be sold at each draw down will not be less than $250,000 nor more than $1 million. We have agreed to sell our shares to Jashell at a price equal to the then current market price of our common stock during the draw down period, less a discount of 21% or 24% specifically determined based upon a formula. The number of shares that we may sell to Jashell varies depending on certain factors, including the market price of the common stock and the then current ownership interest of Jashell.

        In connection with each draw down, we will grant Jashell a warrant to purchase up to 50% of the number of shares acquired in a draw down at an exercise price equal to the purchase price of the common stock acquired pursuant to the draw down. The warrant will expire 22 business days after its issuance. We also issued a warrant to Jashell to purchase up to 100,000 of our common stock at an exercise price of $0.7027 per share. Jashell will either resell their shares in the open market, resell their shares to other investors in negotiated transactions, or hold our stock in their portfolio. This prospectus covers the resale by Jashell either in the open market or to other investors.

        The resale of the shares acquired pursuant to the equity financing facility are included in this prospectus.

Convertible Debentures

        Of the shares being registered, 48,985,731 shares of common stock are being registered for resale upon conversion of our outstanding convertible debentures, and payment of interest thereon accrued through June 30, 2001.

        From June 1998 to January 1999, we issued a series of 7% convertible debentures to JNC Strategic Fund for an aggregate principal amount of $4,750,000 pursuant to private placements in which:

     o the principal amount of $2,000,000 and accrued interest thereon may be converted, at JNC Opportunity Fund's option, into shares of our common stock at $0.35 per share. JNC Opportunity Fund is an affiliate of JNC Strategic Fund;

     o the principal amount of $1,500,000 and accrued interest thereon may be converted, at JNC Strategic Fund's option, into shares of our common stock at the lower of the conversion rate of $0.2575 per share or 75% of the average closing bid price over a 5-day trading period prior to conversion on the OTC Bulletin Board as reported by Bloomberg Financial L.P.;

     o the principal amount of $500,000 and accrued interest thereon may be converted, at JNC Strategic Fund's option, into shares of our common stock at the lower of the conversion rate of $0.1775 per share or 75% of the average closing bid price over a 5-day trading period prior to conversion on the OTC Bulletin Board as reported by Bloomberg Financial L.P.; and

     o the principal amount of $750,000 and accrued interest thereon may be converted, at JNC Strategic Fund's option, into shares of our common stock at the lower of the conversion rate of $0.1275 per share or 75% of the average closing bid price over a 5-day trading period prior to conversion on the OTC Bulletin Board as reported by Bloomberg Financial L.P.

        In connection with the convertible debentures, we issued warrants to JNC Strategic Fund to purchase up to 887,500 of our common stock in the aggregate at an exercise price of $0.50 per share. JNC Strategic Fund will either resell their shares in the open market, resell their shares to other investors in negotiated transactions or hold our stock in their portfolio. This prospectus covers the resale of the shares of common stock underlying the convertible debenture and issuable upon the conversion of the warrants.

        In addition to the warrants issued to JNC Strategic Fund, we have warrants outstanding to purchase up to 540,000 shares of our common stock at exercise prices of $0.34 and $2.43 per share to Cardinal Capital and 250,000 shares of our common stock at an exercise price of $1.75 per share to Elizabeth Hagopian in connection with the issuance of the convertible debentures. The resale of shares of our common stock issuable upon conversion of the warrants is included in this prospectus.

Additional Shares We Are Registering

        Of the shares being registered, 3,700,000 shares of common stock are being registered for resale upon the exercise of warrants issued to JNC Opportunity Fund in connection with a series of secured notes issued between May 1999 and August 2000. These warrants are exercisable into shares of our common stock at an exercise price ranging from $0.25 to $ 1.00 per share. In addition to the warrants issued to JNC Opportunity Fund, we are registering 572,000 shares of our common stock underlying outstanding warrants at an exercise price ranging from $0.16 to $0.84 per share to Cardinal Capital, and 95,000 shares of our common stock underlying outstanding warrants at an exercise price ranging from $0.16 to $.84 per share to Elizabeth Hagopian issued in connection with the issuance of the secured notes. The resale of shares of our common stock issuable upon conversion of the warrants is included in this prospectus.

        We are also registering 75,000 shares of our common stock for resale upon exercise of the warrants issued to our attorneys. The exercise price for these warrants is $0.53 per share. The resale of the common stock issuable upon conversion of the warrants is included in this prospectus.

        We are also registering 50,000 shares of our common stock for resale upon the exercise of an option issued to Elizabeth Hagopian. The exercise price of the option is $1.75 per share. The resale of the common stock issuable upon the exercise of the option is included in this prospectus.

        Finally, we are registering 26,134 shares of common stock issued for services that may be resold by selling stockholders.

                  Summary Unaudited Consolidated Financial Data

        This summary of unaudited consolidated financial data has been derived from our annual and interim consolidated financial statements included elsewhere in this prospectus. You should read this information in conjunction with those financial statements, and notes thereto, along with the section entitled "Management's Discussion and Analysis of Financial Condition."


                                                                                                          March 3, 1993
                                                                                  Six Months ended         (Inception)
                                                   Year Ended December 31,             June 30,            to June 30,
                                              ------------------------------ --------------------------  ---------------
                                                    1999           1998           2000          1999           2000
                                              ---------------  ------------  -------------  -----------  ---------------
Consolidated Statement of Operations
Data:

Revenue                                       $     507,076    $    107,632   $   386,150   $     96,625   $   1,149,858

Loss from operations                             (4,569,333)    (10,469,450)   (2,639,197)    (2,346,941)    (34,957,679)

Loss from continuing operations before
  income taxes and discontinued operations       (7,399,141)    (15,481,389)   (4,370,827)    (4,222,786)    (45,748,203)

Net Income (Loss)                                (7,139,859)    (16,465,877)   (4,337,890)    (4,045,294)    (47,204,724)

Income (Loss) per Share

Basic and diluted loss per share                      (0.28)          (0.71)        (0.13)         (0.16)              -

Shares used in per share calculation             25,099,278      23,032,965    33,669,082     25,002,535               -



Consolidated Balance Sheet Data:                                  As of
                                                                 June 30,
                                                                   2000
                                                             --------------
Cash......................................................   $     107,744

Working Capital...........................................     (14,888,352)

Total Assets..............................................         966,038

Total Liabilities.........................................      15,712,882

Stockholders' Equity (Deficit)............................   $ (14,746,844)

                                         RISK FACTORS

        An investment in the shares of our common stock offered for resale by the selling stockholders is very risky. You should carefully consider the risks described below in addition to other information in this prospectus. Our business, operating results, and financial condition could be seriously harmed due to any of the following risks. The trading price of the shares of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

        We have a limited operating history.

        Since inception, our primary activities have been the research and development of MPEG-1 and MPEG-2 products for digital video compression and processing technology. Although during the six months ended June 30, 2000, and year ended December 31, 1999, revenues from product sales were approximately $386,000 and $507,000, respectively, revenues prior to these periods were insignificant. Our success is dependent upon our ability to substantially increase sales of our current products, and to develop, market and sell new products.

        Unanticipated problems, expenses, and delays are frequently encountered in ramping up sales and in developing new products. Other factors that may affect the development of our products and their sales includes:

     o    new or competing products developed by our competitors;

     o    the  need  to  develop  customer   support   capabilities  and  market
          expertise;

     o delays in product development, manufacturing difficulties, market acceptance, product quality problems that require sales returns or allowances; and

     o    the success or failure of sales and marketing activities.

        Failure to increase the sales of our current products and to develop, market and sell new products may have a materially adverse effect on our financial condition and results of operations.

        We have incurred significant losses and expect to continue to do so in the near future.

        Since our inception, we have incurred significant losses. For the six months ended June 30, 2000, and years ended December 31, 1999 and 1998, we have incurred net losses of approximately $4,338,000, $7,140,000 and $16,466,000, respectively. At June 30, 2000, we had an accumulated deficit of approximately $47,205,000 since inception. We expect to continue to incur losses until we develop and market our products and achieve revenues that exceed our expenses. We do not anticipate operating profits before the end of 2000, and we cannot assure you that we will ever achieve profitability.

        We have received a qualified opinion from our independent accountant regarding our ability to continue as a going concern.

        The report by our independent accountants contains an explanatory paragraph regarding our ability to continue as a going concern. Among the factors cited by the accountants as raising substantial doubt as to our ability to continue as a going concern include the fact that we have no established source of operating income and that we have recurring losses from operations.

        We need additional capital to finance our operations and to develop new products.

        Our future capital requirements will depend on many factors, including cash flow from operations, progress in developing new products, competing technological and market developments, and our ability to successfully market our products. Because we currently do not have sufficient revenues to support our activities, we will be required to raise additional capital through equity or debt offerings to fund our operations. Traditionally, we relied on the sale of debt to meet our capital requirements. Debt financing will result in interest expense, and if convertible into equity, could also dilute then-existing stockholders. Any equity financing could result in dilution to our then-existing stockholders. If we are unable to raise additional funds, we may be required to reduce or suspend our operations.

        There may be a change of control and dilution upon conversion of the convertible debentures and exercise of warrants.

        JNC Opportunity Fund and its affiliate JNC Strategic Fund may convert their convertible debentures into shares of our common stock at conversion prices equal to the lower of a fixed price and a discount from the current market price of the common stock as of the date of conversion. In addition, at August 15, 2000, JNC Opportunity Fund and JNC Strategic Fund also held warrants to purchase 4,587,500 shares of our common stock at exercise prices ranging from $0.26 to $1.00 per share. If JNC Opportunity Fund and JNC Strategic Fund convert their convertible debentures, and exercise their warrants, they could obtain control over us and significantly dilute the value of other stockholders. As of August 15, 2000, if the holders of the convertible debentures had converted their debentures and exercised their warrants, they would have owned approximately 41% of our outstanding common stock. However, their ownership interest may be significantly more at such time as they actually convert since the conversion and sale of the common stock could have an adverse effect on the price of our common stock. The existence of these convertible debentures and warrants could depress the market price of our stock and effect the cost and terms of our future stock placements.

        Future sales of our common stock pursuant to this prospectus may depress our stock price.

        Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 36,624,593 common shares issued and outstanding as of August 15, 2000, which does not include the shares covered by this prospectus. Through this offering, the selling stockholders may be reselling up to 85,281,365 shares of our common stock. In addition, as of August 15, 2000, we had options outstanding to purchase 4,822,113 shares of our common stock. As a result of this offering and future common stock issuance pursuant to options, a substantial number of our shares of common stock are becoming available for resale which could have an adverse effect on the price of our common stock.

        We are highly leveraged and all of our assets are secured.

        For at least the past two years, we have financed our operations primarily through the issuance of convertible debentures and secured promissory notes. As of June 30, 2000, the amount outstanding in convertible debentures was $4,750,000 and the amount outstanding in secured promissory notes was $6,475,000. These convertible debentures and secured promissory notes have been secured primarily by all of our assets. If we default on any of these convertible debentures, or if the holders of the secured promissory notes immediately demand repayment, it would have a material adverse effect on our business.

        We do not have the cash to make potential payment obligations.

        As of June 30, 2000, we have outstanding secured promissory notes in the aggregate amount of $6,475,000 with JNC Opportunity Fund. In addition, we have outstanding a series of five year convertible debentures in the aggregate amount outstanding of $4,750,000 with JNC Strategic Fund and JNC Opportunity Fund. We are in technical default for failure to meet certain covenants under the convertible debentures and the holders of the convertible debentures may demand immediate repayment. Further, under the terms of the convertible debentures, we owe the holders thereof liquidated damages of $1,567,500 for failure to register with the Securities and Exchange Commission within a specified time shares underlying the convertible debentures. Although neither JNC Strategic Fund or JNC Opportunity Fund have given notice for immediate repayment, if either JNC Strategic Fund or JNC Opportunity Fund demand repayment of these promissory notes, convertible debentures, or liquidated damages we do not have sufficient cash to repay these obligations. Failure to pay on these promissory notes or convertible debentures will have a significant adverse effect on our business.

        The competition is intense in the digital audio and video industry.

        The digital video and audio industry contains numerous small and large competing companies. Many of our actual or potential competitors have:

     o    greater name recognition;

     o    a  larger   installed   base  of  networking   products  and  stronger
          relationships with their customers;

     o more extensive engineering, manufacturing, marketing and distribution capabilities; and

     o    greater financial, technological and personnel resources.

        Additionally, we compete in an industry segment which is undergoing a period of consolidation in which companies resulting from the consolidation could increase their market shares, customer bases, sales forces, product offerings and technology, and marketing expertise. In addition, we cannot assure you that our competitors will not develop products equal to or better than those developed by us or that such products will not receive greater market acceptance.

        We are dependent on third party manufacturers.

        We do not maintain our own manufacturing or production facilities, aside from final assembly and testing, and we do not intend to do so in the foreseeable future. We anticipate that major sub-assemblies of our products will be manufactured and our components will be supplied by independent companies. Many of these independent companies may also manufacture and supply products for our existing and potential competitors. Because we do not have any licensing or other supply agreements with our manufacturers and suppliers, they could terminate their relationships with us at any time. In the event we are required to replace our manufacturers and suppliers, we could experience delays in supplying products to our customers.

        The market acceptance of our products is uncertain.

        We have sold only limited quantities of our products. Our success will depend upon continued and increased acceptance of our products by the technology industry, including independent third party companies and the general public. Achieving such acceptance will require significant marketing investment. We can not assure you that our existing and proposed products will be accepted by the technology industry at sufficient levels to support our operations.

        Our current and proposed products are dependent on the technology industry which has a history of technological obsolescence.

        The digital audio and video industry is characterized by extensive research and development and rapid technological changes, resulting in very short product life cycles. Further, the audio and video industry is characterized by intense competition among various technologies and their respective proponents. Development of new or improved products, processes or technologies may render the our products obsolete or less competitive, which could adversely affect our business and results of operations. We will be required to devote substantial efforts and financial resources to enhance our existing products and to develop new products.

        We are dependent on MPEG-1 and MPEG-2 acceptance and continuation as standards.

        We have focused much of our resources on products that utilizes MPEG-1 and MPEG-2 technology and the success of those standards will dramatically impact our success. We cannot assure you that the MPEG-2 standard will remain the standard in the industry. Furthermore, should the standard be modified or replaced, no assurances can be given that our products can be successfully transferred to the alternative standard.

        We  rely  on   integrators,   distributors,   and   original   equipment
manufacturers.

        Our success will depend to a significant extent upon our ability to develop a distribution system with integrators, resellers, and original equipment manufacturers, or OEM's, to distribute and sell our products in the marketplace. We cannot assure you that we will be successful in obtaining and retaining the sales channel that is required to market and sell our products successfully.

        We rely on intellectual property.

        We have been issued one patent, but this patent by itself does not provide significant protection for the technology in our current products, or for the products in advanced stages of development. We are documenting our intellectual properties so that we can file for additional patents, but currently we have no active patent applications. We also hold trademarks on our name and the names of certain products.

        No assurances can be given that another company will not attempt to infringe upon any of our current or future licenses, patents, patent applications, trademarks, copyrights, or our products and technology or that we may not inadvertently infringe upon any current or future licenses, patents, patent applications, trademarks, or copyrights of another company or its products and technology. Such infringement could result in protracted and costly litigation and sales losses. Further, no assurances can be given that others will not independently develop products or technology that are equivalent or superior to ours or that such products will not utilize the same or similar technology developed by us, whether protected or unprotected by a license or patent.

        There may be possible shareholder dilution from employee, director, and other option holders.

        As of August 15, 2000, there were options outstanding to acquire an aggregate of 4,822,113 shares of our common stock. These options, which are held by current and former employees, directors, and consultants, are exercisable at prices ranging from $0.16 to $2.59 per share. If these options are exercised, they could dilute the value of other stockholders stock, and increase the concentration of stock ownership in the hands of directors and officers. The presence of these options could depress the market price of our stock and affect the cost and terms of our future stock placements.

        Our stock prices may be volatile.

        The trading price of our common stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and other events or factors. Moreover, some of our future quarter operating results may fall below the expectations of securities analysts and investors. In such event, the market price of our common stock could be materially and adversely affected. In addition, the stock market in general, and the market prices for high-tech related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance.

        We may be subject to penny stock regulations.

        The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price, as defined, less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors such as, institutions with assets in excess of $5,000,000 or an individual with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with his or her spouse. For transactions covered by this rule, the broker-dealers must make a special suitability determination for the purchase and receive the purchaser's written agreement of the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also affect the ability of purchasers to sell their shares in the secondary market.

        The loss of one of our key personnel may adversely affect our operations.

        Our performance is substantially dependent on the performance of our executive officers and key personnel and on our ability to retain and motivate such personnel. Competition between high technology companies for qualified personnel is very high, and opportunities for key employees to move to other companies, including direct competitors, are continually present. The loss of any of our key personnel could have a material adverse effect on our business, financial condition, and operating results. Our success will also depend upon our ability to hire and retain additional qualified personnel, particularly those technical employees with MPEG qualifications for whom demand is very high. An inability to locate and hire additional qualified employees could have a material adverse effect on our business, financial condition and operating results. We can not assure you that we will be able to hire or retain such qualified personnel.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will receive proceeds from any sales of shares pursuant to the common stock purchase agreement with Jashell and upon any exercise of warrants issued to Jashell, JNC Strategic Fund, JNC Opportunity Fund, and the other selling shareholders. We intend to use the proceeds from our sales to Jashell and the exercise of warrants primarily for the development of our MPEG-2 products, for working capital and other general corporate purposes.

                           PRICE RANGE OF COMMON STOCK

        The following table sets forth the high and low bids quoted for our common stock during each quarter for the past two fiscal year ends and quarters ended March 31 and June 30, 2000, as quoted on the OTC Bulletin Board.

                                                 Common Stock
Quarter Ended                               High               Low
----------------------                     ------            ------
June 30, 2000                               2.00               .65
March 31, 2000                              3.49              0.31

December 31, 1999                           0.36              0.14
September 30, 1999                          0.45              0.16
June 30, 1999                               0.84              0.19
March 31, 1999                              0.50              0.08

December 31, 1998                           0.19              0.08
September 30, 1998                          0.39              0.08
June 30, 1998                               2.80              0.22
March 31, 1998                              2.81              1.63


        These quotations reflect inter-dealer prices, without retail markup, mark-down or commission, and may not represent actual transactions.

        As of August 15, 2000, we had 36,624,593 shares of common stock outstanding and approximately 262 stockholders of record. The number of stockholders does not include those who hold our common stock in street name.

                                 DIVIDEND POLICY

        We have not declared or paid any cash dividends since our inception. We currently intend to retain future earnings, if any, for use in the operation and expansion of the business. We do not intend to pay any cash dividends in the foreseeable future. The declaration of dividends in the future will be at the discretion of the board and will depend upon our earnings, capital requirements, and financial position.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

General

        We were founded in 1993, and began significant operations in 1996 concentrating our efforts on the development of a number of chip, board, and system level MPEG-2 related products in 1996. In 1997, we merged with Sierra Vista, a Nevada corporation, a development stage company in the field of feature length film production and distribution. As a result of the merger with Sierra Vista, we gained access to approximately $3 million of working capital and a credit facility of up to $5 million.

        During 1998, we underwent a series of changes resulting in a change of management and a change in business direction, and we decided to direct our focus and our resources to those products that we believed the most promising and closest to market. In pursuit of that effort, we discontinued our single chip MPEG-2 encoder development efforts, closed Sierra Vista, which has subsequently been dissolved, laid off approximately half of our then employees, took substantial steps to reduce our expenses, and directed our energy on the completion of those board and system level MPEG-2 products closest to market. As a result of our efforts, we shipped our first product to our customers before the end of 1998. In 1999, we continued to emerge from the development stage into full production with a significant increase in shipments in the last quarter of the year.

        During calendar year 2000, we will be concentrating our product development on increasing the use of our existing products and expanding their application into new markets. We expect that our revenues in 2000 will be higher than in 1999, but we will not achieve profitability from operations before the end of 2000. We anticipate modest staffing increases in all departments to accommodate this growth. We will be required to raise additional capital in 2000 to fund our losses and to fund anticipated increases in accounts receivable and inventory.

Results of Operations

Six Months Ended June 30, 2000, Compared to the Six Months Ended June 30, 1999

Revenues

        Revenues were approximately $89,000 and $386,000 for the three and six month periods ended June 30, 2000, as compared to approximately $61,000 and $97,000 for the same periods in 1999. Revenues in 2000 and 1999 were from the sale of our standard transmission products.

Costs of goods sold

        Costs of goods sold were approximately $59,000 and $296,000 for the three and six month periods ended June 30, 2000, as compared to approximately $50,000 and $79,000 for the same periods in 1999. The product margins for all periods presented in these statements are not necessarily indicative of those that we might experience at such time, if any, that standard products begin to be shipped in full-production quantities for installation by end-users.

Research and development

        Research and development expense increased to approximately $507,000 and $978,000 in the three and six month periods ended June 30, 2000, from approximately $367,000 and $736,000 in the same periods in 1999. The increase in research and development expenditures represents our ongoing program to develop products to meet market opportunities.

Selling, general and administrative

        Selling, general and administrative expense declined to approximately $726,000 in the three months ended June 30, 2000, from approximately $884,000 in the same period in 1999, a reduction of about 18%. The decrease in the current quarter came almost entirely from a reduction in general and administrative expense due to a reclass of production period costs in 1999 from cost of sales to G&A that was not required in 2000. For the six months ended June 30, 2000, selling, general and administrative expense increased about 7%, to approximately $1,751,000 from approximately $1,629,000 in the same period in 1999. The increase is due to the hiring of additional sales staff and compensation expense recognized upon the issuance of stock options and warrants in the first quarter of 2000 offset by the reclass of production period costs discussed above.

Interest expense, net of interest income

        Interest expense decreased to approximately $795,000 in the three months ended June 30, 2000, from approximately $1,217,000 in the same period in 1999, a reduction of about 35%. This reduction was the net result of a lower balance in outstanding convertible debentures and the expiration of the agreement to pay a finder's fee for any funding from the holders of the convertible debentures and the secured promissory notes. For the six months ended June 30, 2000, interest expense decreased about 8%, to approximately $1,732,000 from approximately $1,876,000 in the same period in 1999. This reduction was the net result of a lower balance in outstanding convertible debentures and the expiration of the agreement to pay a finder's fee for any funding from the holders of the convertible debentures and the secured promissory notes.

Loss from continuing operations

        As a result of the financial results explained above, loss from continuing operations decreased to approximately $1,998,000 in the three months ended June 30, 2000, from approximately $2,457,000 in the same period in 1999, a reduction of about 19%. For the six months ended June 30, 2000, the loss from continuing operations increased $148,000 or about 4%, to approximately $4,373,000 from approximately $4,225,000 in the same period in 1999. This is a direct reflection of the increased expenditures in manufacturing and research and development expenses to roll out product offset by the decrease in finance costs associated with the borrowings.

Year Ended December 31, 1999 Compared to December 31, 1998

Revenues

        Revenues increased to approximately $507,000 for the year ended December 31, 1999, from approximately $108,000 for the year ended December 31, 1998. Approximately 66% of the revenue in 1999 was recognized in the last quarter of the year. This reflects the first volume shipments of our products to customers for installation in large-scale projects. The majority of the revenue reported in 1998 was for shipments of pre-production and sample products.

Costs of Goods Sold

        Costs of goods sold was approximately $492,000 for the year ended December 31, 1999, as compared to approximately $339,000 for the year ended
December 31, 1998. The increase from 1999 to 1998 is primarily a result of increased shipments but also reflects cost increases attributable to the transition from a development stage to manufacturing stage enterprise. Costs of goods sold as a percentage of sales as seen in both 1999 and 1998 is not necessarily representative of the level that we might experience at such time, as any, that products begin to ship in volume production levels.

Research and Development

        Research and development expense declined to approximately $1,823,000 in the year ended December 31, 1999, from approximately $3,400,000 for the year ended December 31, 1998. This reduction results primarily from the actions taken in June of 1998 to reduce our spending in all areas including research and development. Partially offsetting this reduction was an increase in research and development spending recognized as some costs previously allocated to other departments were reclassified into research and development in the last quarter of 1999.

Selling, General and Administrative

        Selling, general and administrative expenses decreased to approximately $2,762,000 for the year ended December 31, 1999, from approximately $5,902,000 during the same period in 1998. The decrease from 1998 to 1999 results primarily from the substantial cuts in spending made in June 1998.

Impairment Loss on Property and Equipment

        In June 1998, we abandoned our MPEG-2 chip development efforts, which reduced the value of the development equipment and software that had been purchased for this work. We recognized an expense of approximately $937,000 at that time to write these assets down to their realizable value. No corresponding expense occurred in 1999.

Interest Expense, Net of Interest Income

        Interest  expense,  net of interest  income  decreased to  approximately
$2,832,000 during the year ended December 31, 1999, from approximately $4,751,000 for the year ended December 31, 1998. The largest single component of interest expense in both years relates to interest imputed from conversion features of the debt, and from warrants issued in connection with the debt placement recognized at the time new debt was issued. In 1998, most new debt was in the form of debentures that could convert into stock at a price below market, which generated large amounts of imputed interest. Most new debt in 1999 was in the form of demand notes, which were not convertible and did not cause the recognition of imputed interest. The decline in imputed interest resulting from new debt issuance, and from the issuance of associated warrants from 1998 to 1999, was approximately $2,357,000. This decline was partially offset by an increase in stated interest of approximately $559,000 resulting from an increase in overall debt levels from 1998 to 1999.

        Interest income was not material in either 1999 or 1998.

Income Tax Expense

        Income tax expense was approximately $2,000 for the two years ended December 31, 1999 and 1998. This represents the minimum franchise tax payable to the State of California by us and our non-operating Florida subsidiary.

Loss from Discontinued Operations

        On June 15, 1998, our board of directors decided to discontinue the operations of Sierra Vista, our wholly-owned subsidiary and entertainment segment of the business. At that date, we wrote down Sierra Vista's assets to disposal value and recognized a loss on disposal of discontinued operations of approximately $1,155,000. Sierra Vista's operations lost approximately $400,000 in 1998.

Gain on Extinguishment of Liabilities

        In 1999 and 1998, we settled a number of liabilities at discounts to face amount. The total of these discounts declined to approximately $235,000 in 1999 from approximately $573,000 in 1998. This decline reflects the reduction in creditor claims for past due liabilities pressed against us in 1999 relative to 1998.

Liquidity and Capital Resources

        Since our inception, our revenues were not sufficient to support our operations, and revenues will not be large enough to support operations until such time, if any, that our current products and future products, if any, attain substantial market acceptance. Historically, we funded our operations through sale of equity and debt, and we expect to continue to finance our operations in this manner for the immediate future. However, in the event that we are unable to obtain adequate financing, there will be a material adverse effect on our ability to meet our business objectives.

        On June 30, 2000, we had a cash balance of approximately $108,000 and a working capital deficit of approximately $14,889,000. This compares with cash of approximately $303,000 and a working capital deficit of approximately $17,309,000 at December 31, 1999. The decrease in working capital deficit is largely a result of the conversion of $4,690,000 of convertible debentures to equity less an increase in secured promissory notes and other liabilities of approximately $2,300,000.

        During the quarter ended June 30, 2000, we borrowed an additional total of $1,300,000 from the investor who previously provided funds to us. This borrowing is evidenced in the form of three notes. The notes bear interest at 13% and are due on demand. In conjunction with this funding, we issued the holder of the notes five year warrants to purchase up to 650,000 shares of common stock at prices ranging from $0.37 to $0.50 per share.

        On July 11, 2000, we borrowed $425,000 from an investor in the form of a note. The note bears interest at 13% and is due on demand. In conjunction with this note, we issued five year warrants to purchase up to 212,500 shares of common stock at $.30 per share.

        Net cash used in operating activities from continuing operations totaled approximately $4,905,000 during fiscal 1999 and $7,182,000 during fiscal 1998. Discontinued operations used additional cash of approximately $319,000 in 1998. This cash usage resulted primarily from the net losses of approximately $7,140,000 in 1999 and $16,466,000 in 1998. The net loss in 1999 was offset principally by non-cash interest expense imputed on the issuance of debt in 1999 and by interest and penalties accrued on the convertible debentures and demand notes outstanding during the year. The net loss during 1998 was offset principally by non-cash interest expense imputed on the convertible debentures issued in 1997 and 1998, increase in accounts payable and accrued liabilities, write down of the discontinued assets of Sierra Vista, and the write down of assets impaired when we closed our chip development efforts.

        Net cash flows from financing activities rose to approximately $5,158,000 in fiscal 1999 from approximately $4,603,000 in 1998. During 1999 we received $4,200,000 from the sale of demand notes, and an additional $750,000 from the sale of convertible debentures. During 1998 we received $4,000,000 from the sale of convertible debentures. Also in 1998 we received approximately $778,000 from four other lenders of which approximately $174,000 was repaid, and approximately $468,000 of such debt converted into our common stock. Total debt converted into common stock in 1998 was $4,936,876.

        In 1999 we purchased approximately $9,400 of property and equipment as compared to approximately $1,217,000 in 1998.

        Between December 1997 and January 1999, we issued a total of $9,750,000 face value of convertible debentures to two investors who are related to each other. The convertible debentures bear interest at 7% and are due five years after issuance.

        At the end of 1999, we owed $9,440,000 on convertible debentures, which is net of $310,000 converted into our common stock during 1998 and 1999, $4,200,000 on secured promissory notes, and another $100,000 on short term notes to related parties. Accrued liabilities included approximately $2,482,000 in accrued interest and penalties related to these debts.

        On December 22, 1997, we issued $5 million in the aggregate of convertible debentures receiving approximately $4,690,000 in net proceeds. The convertible debentures bear interest at 7% and are due December 22, 2002. The debentures are convertible into shares of our common stock at a conversion price equal to the lesser of (i) $3.47 and (ii) 80% of the average closing market price for the five trading days prior to conversion. In connection with the private placement, we issued five-year warrants to purchase 250,000 shares of our common stock at $3.00 per share and for 250,000 at $4.00 per share. These warrants were replaced by warrants with similar terms except for an exercise price of $0.50 in August 1998. Through February 29, 2000, the holders of these convertible debentures converted a total of $2,900,000 face value, plus approximately $418,000 of accumulated interest, into 8,422,644 shares of common stock. In March 2000, the remaining $2,100,000 face value of the December 22,

1997, convertible debenture plus approximately $330,000 of accrued interest was converted into 1,988,947 shares of common stock.

        On June 29, 1998, we issued $2 million in the aggregate of convertible debentures that bear interest at 7% and are due June 29, 2003. The debentures are convertible into our common stock at a conversion price of $.35 per share. In connection with the issuance of these convertible debentures, we issued the debenture holder five-year warrants to purchase 500,000 shares of our common stock at $.50 per share.

        On August 28, 1998, we issued additional convertible debentures in the aggregate principal amount of $500,000, with the right to issue up to an additional $1 million more convertible debentures under the same terms. In October and November of 1998, a total of $1 million more convertible debentures were issued. The convertible debentures accrue interest at the rate of 7% per annum and are convertible into shares of our common stock at a conversion price equal to the lesser of (i) 125% of the five-day average share price at the time of issuance and (ii) 80% of the five day average share price at the time of conversion for conversions prior to 120 days after issuance, 77.5% for conversions 120-150 days after issuance, and 75% thereafter. The convertible debentures have a term of five years, expiring August 28, 2003, and are secured by all of our assets. As part of the issuance of the convertible debentures, we issued to the debenture holders five-year warrants to purchase up to 75,000 shares of our common stock at $.50 per share. Also in this transaction, we canceled previously issued warrants to purchase up to 250,000 shares of our common stock at $3.00 per share and up to 250,000 shares at $4.00, replacing the canceled warrants with a like number of five-year warrants to purchase our common stock at a price of $.50 per share.

        On December 15, 1998, we issued an additional $500,000 in convertible debentures for working capital under the same terms as those issued in August of 1998. In conjunction with the sale of these convertible debentures, we issued to the debenture holders five-year warrants to purchase up to 125,000 shares of our common stock at $.50 per share.

        On January 15, 1999, we issued an additional $750,000 in convertible debentures for working capital under the same terms as those issued in August and December of 1998. In conjunction with the sale of these convertible debentures, we issued to the debenture holders five-year warrants to purchase up to 187,500 shares of our common stock at $.50 per share.

        In 1999, we borrowed a total of $4,200,000 from JNC Strategic Fund or JNC Opportunity Fund who had purchased the convertible debentures evidenced in the form of ten separate notes. An additional $975,000 was borrowed on another three notes in the quarter ended March 31, 2000. The notes bear interest at 13% and are due on demand. In conjunction with these thirteen notes, we issued the holder of the notes five-year warrants to purchase up to 487,500 shares of our common stock at prices ranging from $0.30 to $1.00 per share.

        In connection with the sales of the convertible debentures and demand notes in 1997 through 1999, we issued five-year warrants to purchase up to an aggregate total of 1,457,000 shares of our common stock at prices ranging from $0.16 per share to $2.43 per share to two finders.

        We do not believe we will be able to internally generate the cash that will be required to fund our operations and to pay off the liabilities incurred in prior periods for at least the balance of 2000. Accordingly, we will require additional funding to finance its operations. Since December 1997, we have financed our operations through the issuance of convertible debentures and demand notes to two investment funds that are affiliated with each other, but no assurance can be given that these investors will continue to provide funds to us. In this event, we will need to secure additional financing from alternative sources. We are already actively pursuing alternative funding sources through the equity financing facility with Jashell. There can be no assurance that additional funding will be available on terms favorable to us.

                                    BUSINESS

Overview

        We develop, market and provide equipment and services that utilize the Motion Picture Expert Group's first and second generation standards for video and audio compression known respectively as MPEG-1 and as MPEG-2. In the past, video images were transmitted and stored almost exclusively in analog formats. Digital video technology, including our technology, has been developed more recently and provides several benefits over analog. For example, unlike analog video, digital video can be compressed, providing significant storage and transmission efficiencies, and can be duplicated and transmitted without significant loss of quality. Digital video also allows editing, indexing, distribution, and storage features not available in analog formats. With the recent growth of high bandwidth network capacity, broadcast-quality real-time video over networks using compressed digital video is rapidly becoming available and cost effective.

        The Moving Picture Experts Group or MPEG was formed in 1988 to develop a worldwide industry standard for digital compression of video. In 1991, the MPEG committee adopted the first technical standard of digital video compression for full video motion for personal computers, which is known as MPEG-1. The MPEG committee determined that a higher quality digital video standard was needed for broadcast quality video and eventually adopted the second-generation standard of MPEG for video and audio compression known as MPEG-2. The MPEG-2 video compression standard defines the standards applicable to broadcast quality video for compression, storage and transmission, and is the standard worldwide for video compression at the professional level. It is the chosen standard for the FCC-mandated migration to digital video broadcast, for all DVD applications, for future HDTV and will appear on computing and networking and communication platforms of all types.

        We have been focusing on the development of products utilizing the MPEG-2 standard since 1996. By utilizing our expertise in MPEG-2 technology, we developed a suite of products to meet the emerging demand for audio and video compression products. In year 2000, we developed MPEG-1 versions of some of our MPEG-2 TransPeg products to sell into markets where lower costs, limited feature-set systems, are attractive. By designing our products to be modular and scalable, we provide customers the flexibility of setting up a system to meet their needs.

Corporate History

        We were originally incorporated in Florida in March of 1993 as a research and development company and were essentially dormant until 1996. In
March of 1996, we began to emphasize the development of broadcast quality encoded video utilizing the MPEG-2 standard for video and audio compression and began development of a video compression chip and related MPEG-2 technology.

        In July 1996, we merged with Jettson Realty Development Corporation, a Nevada corporation. The merger took the form of a share for share exchange, in which all of our outstanding shares were exchanged for approximately 52% of Jettson Realty Development. The merger was accounted for under the reverse take-over method of accounting. Thereafter, the name of Jettson was changed to "InnovaCom, Inc."

        In May 1997, we acquired Sierra Vista Entertainment, Inc., a Nevada corporation in a share for share exchange by issuing shares of our common stock to Sierra Vista shareholders. Sierra Vista was a motion picture production company and as a result of the acquisition, we gained access to approximately $3 million of working capital and a credit facility of up to $5 million.

        After the Jettson Realty Development merger and Sierra Vista Entertainment acquisition, we continued to focus on developing digital video compression and processing technology to provide broadcast quality video encoding and processing products and systems utilizing the MPEG-2 standard. At that time, our emphasis was the development of single chips, multiple chips, circuit boards, software, and complete digital video compression and processing systems.

        During 1998, we underwent a cash crisis which resulted in a series of changes including a change of management and a change in business direction. We decided to direct our focus and our resources to those products that we believed the most promising and closest to market. In pursuit of that effort, we discontinued our single chip MPEG-2 encoder development efforts, closed Sierra Vista, which has subsequently been dissolved, laid off approximately half of our then employees, took substantial steps to reduce our expenses, and directed our energy on the completion of those board and system level MPEG-2 products closest to market. As a result of our efforts, we shipped our first product to our customers before the end of 1998. In 1999, we continued to emerge from the development stage into full production with a significant increase in shipments in the last quarter of that year.

Our Strategy

        Our   objective   is  to  be  a  leading   provider  of  high   quality,
cost-effective, audio and video compression applications to industry professionals, enterprise customers and government agencies. To achieve our business objective, we have identified the following key components to our business strategy:

               Providing products which are modular, scalable and affordable. Because the digital audio and video compression market is emerging, we believe we have to remain flexible to changes. By providing a product that is modular, scalable and affordable, we believe that we can provide a products that meets the demands and specific needs of our customers in a variety of markets and industries.

               Focusing on marketing to industry professionals, enterprise customers and government agencies. Our products are designed to provide high quality audio and video output which is currently used by industry professionals, enterprise customers and government. We intend to focus our marketing efforts on these customers.

               Expanding on our technological expertise.  We   believe that  in
        order to succeed in this market, we need to be able to respond to and rapidly incorporate new technologies. We intend to continue to invest in the development of new technologies and products to address evolving customer requirements.

               Expanding our sales of support and service. We believe there is significant opportunity to expand our sales of extended warrant and service contracts.

Target Markets

        Video Transmission

        With the increase in bandwidth in the internet, in many intranets, and in a variety of available standard point-to-point carriers, applications for transmission of broadcast quality digital video are emerging rapidly. Our targeted applications include:

     o movement of video within multi-location video production houses or between multiple contributors to the creation of video content (video collaboration);

     o real time medical diagnosis or consultation between multiple locations for medical purposes or for collaborative efforts in the general business environment;

     o deposition or arraignment by video to avoid prisoner transportation and to reduce costs;

     o education or training from one central location dispersed to satellite classrooms;

     o surveillance or security in applications where video quality is essential; and

     o    a wide range of other situations.

        In general, as available carrier bandwidth increases, users are finding ways to utilize broadcast quality digital video to improve their operations, and bandwidth and infrastructure providers are discovering that broadcast quality digital video is not only content to fill their pipelines, but can serve as new sources of revenue. In addition, it helps infrastructure providers justify the costs associated with some broadband networks.

        Video Content Creation

        As the demand for broadcast quality digital video grows, so will the demand for tools to produce it. Our first offering into this market is the DVDImpact, an integrated suite of tools intended for a professional level customer who plans to edit digital video content into a completed piece ready for end-user consumption. The target customer includes not only the established trade shop that is converting from analog based video technology to digital technology, but also corporate, government, and institutional users who create their own content for internal uses.

        We believe that creation of digital video content by corporate, government, and institutional users for internal consumption could increase sharply with the wide acceptance of DVD format and the rapid decline in the costs associated with the production of close-to-professional-quality digital video content that is seen currently.

        The conversion of the video market from analog to digital is expected to create demand for a wide range of products to replace software and hardware tools that were built to service analog-based video. We are developing or considering a number of potential products that are intended to address this demand, with a user look and feel that mimics that of the analog tools being replaced.

Our Products and Technology

        We have developed core technologies and methodologies and integrate complimentary third party products for digital video compression, transmission, and processing technology into our applications. We adhere to MPEG-1 and MPEG-2 non-proprietary "open standards" to enhance flexibility and market appeal for our products. We have several products that are either currently released for shipping, or that are in advanced stages of development and are scheduled for release in late 2000. In addition we have multiple development projects in process or under consideration to enhance the features of products already released or to develop products in complimentary or closely related applications. We currently sell and support the following products:

        TransPEG(R)

        Until recently, video transmission over networks was restricted to low frame counts, small viewable windows, and low pixel counts because of data rate limitations within the carriers. Alternatively, carriers with the bandwidth to achieve higher quality video were too expensive for widespread usage. We believe that the rapidly increasing broadband now available and becoming available in affordable networks, including both intranet and internet, has created a demand and opportunity for substantial growth in video transmission products to supply real-time, broadcast-quality video.

        We are currently marketing three such transmission products in our TransPEG line of products. These are interchangeable digital multi-channel transmissions systems that compress video, transmit in standard carrier formats, and decompress at the viewer's location. The TransPEG line of products are available for a variety of standard carriers such as ATM, T1/E1 and 10/100 BaseT, support unicast, multicast and broadcast transmission, and feature web based controls. The TransPEG line of products are as follows:

     o TransPEG Transmission Systems. TranPEG Transmission Systems are a cost-effective solution for high quality video transmission and have been used successfully in multiple applications, including a 24x7 emergency response system, TV broadcasts using terrestrial carrier lines, desktop video-conferencing and training at a major pharmaceutical firm, airborne video surveillance, and telemedicine between a major hospital and its outlying clinics.

     o TransPEG TDLT. The TransPEG TDLT is designed to deliver the utmost in reliability, flexibility and video quality for distant learning application. We designed the system to address the needs of education, enterprise and government clients for remote education, video conferencing and video surveillance application.

     o TransPEG TNET. The TransPEG TNET is a compact, cost-effective, and proven enabler of quality digital video over existing broadband networks in business critical environments. We designed the TransPEG TNET for high demand video transport such as uni-directional applications such as point-to-point video transport or network node in space-constrained environments.

        Sales for the six months ended June 30, 2000, and year ended December 1999 and 1998, from the TransPEG System were approximately $386,150, $945,000, and $41,000, respectively.

        On August 15, 2000, we entered into an agreement with ClubCom, Inc. whereby ClubCom will acquire our TransPEG servers to integrate into ClubCom's product and service offerings to allow for demographic specific video programming. Under the terms of the contract, ClubCom has agreed to initially purchase 55 units and may purchase additional subject to purchase orders.

        DVDImpact(TM)

        DVDImpact is a DVD premastering suite which integrates MPEG-2 video compression technology developed by us with a number of software tools developed by third parties. DVDImpact targets corporate and professional users for the design of custom DVD's. We intended the DVDImpact to be a price and performance leader with most of the functionality of competing high-end systems, but at a much lower price.

        Sales for the year ended December 31, 1999, for the DVDImpact System, were approximately $43,000. There were no sales of the DVDImpact System in 1998 or in the six months ended June 30, 2000.

Sales and Marketing

        We are marketing our system-based TransPEG and DVDImpact line of products to the professional video industry through:

o   direct sales calls                         o  professional video dealerships
o   system integrators                         o  attendance at national and
o   strategic partnerships with larger, more      international trade shows
    established networking companies


         Because our products have been in the development stage until recently, we have not achieved substantial revenue from sales.

Competition

        We face competition from numerous companies, some of which are more established, have greater market recognition, and have greater financial, production, and marketing resources than we do. Our products compete on the basis of certain factors, including:

o first to market;                             o product  capabilities;
o product  performance;                        o price;
o  support  of  industry  standard;            o ease of use;
o  customer support;                           o user productivity;
o system reliability;                          o system stability.

        The market for our products is competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. We face direct and indirect competition from a broad range of competitors who offer a variety of products and solutions to our current and potential customers. Many of our competitors have longer operating histories, a larger installed base of customers and greater market experience, and greater financial, technical, name recognition and other resources than we do. Competition to supply the markets identified by us can be expected to grow as the markets mature.

        Our main competitors for the video transmission market include FVC.COM, Inc., Optibase, Optivision, and Lucent Technologies, Inc. Our main competitors for the video content creation market include Spruce Technologies, Inc., Sonic Solutions, and Minerva Systems, Inc. Numerous other companies offer products that do or will compete with our products, and the number of competing solutions can be expected to grow. This growth will come both from new companies founded to participate in the markets, and from established companies in related markets widening their product offerings into the markets identified by us.

Research and Development

        Since our inception, we have made substantial investments in research and development. We are continually designing and developing new generations of products to provide improved performance and enhance functions.

        For the past two years, the majority of our efforts have been devoted toward the research and development of digital video compression, transmission, and processing. Product development is performed mostly at our headquarters in California by engineering and technical employees, assisted in certain specialized areas by consultants. Our total expenditures for research and development were approximately $1,823,000 and $3,400,000 for the years ended December 31, 1999 and 1998, respectively.

        We are currently developing an MPEG-2 encoder board which we call the DV-2110. The DV- 2100 is designed to act as the system interface, I/O manager, and host for third party MPEG-2 encoder chips. We intends to embed the DV-2110 in subsequent versions of our TransPEG and DVDImpact lines of product, and to sell the board as a stand-alone component, or packaged with certain our developed software as an OEM product to customers in markets that we does not currently service with our own system level products. The board is intended to be compatible with personal computers running Windows 95 and NT operating systems, and to operate with a variety of video compression hardware. The modular nature and flexible architecture of our products are designed to allow it to function in a wide range of digital audio and video applications in a variety of different hardware and software environments.

Employees

        As of June 30, 2000, we had approximately 24 full-time employees. None of our employees is represented by any collective bargaining agreements and we have never experience a work stoppage. We consider our relationship with our employees to be good and we have not experienced any interruptions of operations due to labor disagreement.

Facilities

        We are currently renting approximately 18,000 square feet of space in Santa Clara, California, which includes offices and research space under a lease agreement that runs through December 2002, with an option for a three-year extension. The monthly base rent is currently $30,600, increasing by $900 per month for each year through the end of the lease term, plus operating expenses for the common areas of the entire complex equal to our pro-rata square footage of the complex (approximately 47% of the building, 27% of the project). The offices house all of our operations including the assembly and final testing required for shipment of our products.

        Sierra Vista previously occupied approximately 2,800 square feet of office space in Beverly Hills, California under a three (3) year original lease agreement effective October 1, 1997, at a rate of $5,882 per month for the first eighteen months and $6,162 per month thereafter. This lease was guaranteed by us. In 1998, Sierra Vista vacated the space and it was subsequently re-let by the landlord to an independent third party without adverse financial impact to us.

                                   MANAGEMENT

        Our directors and executive officers, their ages, positions held, and duration as such, are as follows:


Name                      Position                                  Age     Period
----------------------    ---------------------------------------  -----    --------------------------

Frank J. Alioto           President, Chief Executive Officer,       52      June 1998     - Present
                          Director

James D. Casey            Chief Financial Officer, Director         57      November 1999 - Present

Mark Koz                  Director                                  45      March 1993    - Present

Tony Low                  Director                                  46      October 1996  - Present

Robert Sibthorpe          Director                                  51      May 1997      - Present

John Champlin, M.D.       Director                                  44      October 1997  - Present


Business Experience

        The following is a brief account of the education and business experience during at least the past five years of each director, executive officer, and key employee, indicating the principal occupation and employment during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

        Frank J. Alioto has served as our president and director since July 1, 1998, and a director since June 30, 2000, and chairman of the board since December 1998. From 1993 until 1997, Mr. Alioto was chief operating officer of Alamar Electronics, a broadcast television equipment manufacturer that he joined as part of a successful financial turnaround project that led to eventual acquisition by Philips NV in 1995. Previously, he co-founded ALTA Group, a manufacturer of advanced digital video systems for professional use, and served as vice president of marketing and sales until the company was acquired by Dynatech. Mr. Alioto has over 25 years of experience in broadcast television, and in management of advanced electronic equipment manufacturers who service the broadcast and video markets.

        James D. Casey has served as our chief financial officer since November 1999 and was appointed to the board of directors in February 2000. From 1994 until 1999, Mr. Casey was the chief financial officer and vice president of finance of Rebus Software, a privately held company in the field of CAD/Process Design software. Previously he held similar positions with a number of other high technology semiconductor, software, and telecommunications companies including Macronix, OmniTel, and Forte Communications, Inc. Mr. Casey is a CPA and holds a bachelor of science degree, cum laude, from Northeastern University, and an master of business administration from the Amos Tuck School of Business at Dartmouth College.

        Mark Koz has served as our director since March 3, 1993. Previously, at various times, he also served as our chairman of the board, chief executive officer and president, and chief technical officer. Mr. Koz was also chief executive officer, chief technical officer and a director of FutureTel from 1993 to 1995, and has been chief executive officer of Intelligent Instruments Corporation since 1993. Currently he is employed as an independent consultant in the telecommunication industry. Mr. Koz has five years of technical education at Florida Technological University (University of Central Florida). In addition, he is a voting member of the Moving Picture Experts Group, the international standards-setting body for MPEG.

        Tony Low has served as our director since October 1996. Since July 1997, Mr. Low has been chief operating officer of Darwin Digital, a Saatchi & Saatchi Vision Company involved in interactive advertising and media buying. From January 1996 through June 1997, Mr. Low was director of business affairs at the Los Angeles based Saatchi Entertainment Group, a division of Saatchi & Saatchi, the multinational advertising agency. From June 1993 through January 1996, he was president of Tercer Mundo, Inc., a company marketing sound recordings, and from October 1983 through June 1993 he was partner and business manager at Oberman, Tivoli, Miller and Low, an entertainment industry accounting firm.

        Robert Sibthorpe has served as our director since May 1997. Since December 1998, Mr. Sibthorpe has served as a financial consultant to Canaccord Capital. Mr. Sibthorpe has also been the owner of Mag South Research, Inc., a geological and financial consulting firm since October 1996. From June 1986 through April 1996, Mr. Sibthorpe was with Yorkton Securities, Inc. involved in investment banking. Mr. Sibthorpe has an master of business administration in finance and a bachelor of science in Earth Sciences both from the University of Toronto.

        John Champlin, M.D. has served as our director since October 1997. He has been owner and president of the Med Center Medical Clinic in Carmichael, California, since 1993. Prior to founding Med Center Medical Clinic, he was a medical director of Madison Center from 1988 to 1993. He also has been associate clinical professor, family practice, at the University of California at Davis since 1986. Mr. Champlin earned his doctor of medicine degree at the University of Florida.

Committees of the Board

        The board has an audit committee and a compensation committee. The audit committee consists of Mr. Low and Mr. Sibthorpe and the compensation committee consists of Mr. Koz and Mr. Sibthorpe.

        The primary functions of the audit committee are to review the scope and results of audits by the our independent auditors, the our internal accounting controls, the non-audit services performed by the independent accountants, and the cost of accounting services. The audit committee met in the first half of 2000 to review the results of the years ended December 31, 1998 and 1999, and to consider the performance and results of the audits.

        The compensation committee administers our various option plans, and approves compensation, remuneration, and incentive arrangements for our officers and employees.

Director Compensation

        Each director receives, on the date of appointment as a director, options to acquire shares of our common stock. In general, the exercise price of the option is equal to the trading price of a share of our common stock as of the date of grant. A director who also serves as our officer shall be entitled to options to purchase 300,000 shares of our common stock. All other directors receive options to purchase 200,000 shares of our common stock.

        In February 2000, Mr. Jim Casey received 300,000 shares of our common stock at the exercise price of $.26 per shares, which was less than the fair market value at the time of grant.

Executive Compensation

        The following summarizes all compensation earned by or paid to our chief executive officer and each of our highest paid executive officers whose total salary and bonuses for 1999 exceeded $100,000. As of December 31, 1999, Mr. Alioto had deferred receipt of approximately $39,000 of compensation, and Mr. Bennett had deferred approximately $31,000. These deferred amounts are not included in the table below.



                                               SUMMARY COMPENSATION TABLE

                                          Annual
                                       Compensation                      Long-Term Compensation
                         -------------------------------------------  -----------------------------
                                                          Other         Securities
        Name and                                         Annual         Underlying       All Other
   Principal Position      Year         Salary        Compensation       Options      Compensation
----------------------   ------      -----------    -----------------  -------------  --------------

Frank J. Alioto           1999        $  95,625                -                -             -
President and CEO         1998        $  67,500         $ 51,171(1)     1,300,000(2)          -

Donald Bennett            1999        $ 118,750                -           50,000(3)          -
Vice President            1998        $  79,038                -          150,000(4)          -

Deborah McDonald          1999        $ 117,757         $  4,525(5)       200,000(6)          -
Vice President

Janek Kaliczak            1999        $ 150,000         $  5,000(7)        50,000(3)          -
Vice President            1998        $ 122,500                -          150,000(4)          -

Steven Levine             1999        $ 150,000         $ 25,000(7)        50,000(3)          -
Vice President            1998        $ 107,292         $ 15,000(7)       150,000(4)          -


(1) Effective June 23, 1998, Mr. Alioto was elected as our president. Prior to this date, Mr. Alioto served as our consultant. The $51,171 represents consulting fees paid to Mr. Alioto.

(2) Represents options to acquire 1,000,000 shares of our common stock at $0.26 per share and 300,000 shares at $0.16 per share.

(3) Represents options to acquire shares of our common stock at $0.17 per share.

(4) Represents options to acquire shares of our common stock at $0.26 per share.

(5)  Represents sales commissions.

(6) Represents options to acquire 150,000 shares of our common stock at $0.25 per share and 50,000 shares of our common stock at $0.17 per share.

(7)  Represents a bonus.

Employment Agreements

        On June 23, 1998, we hired Mr. Frank Alioto to become our President, effective July 1, 1998. Pursuant to his employment contract, Mr. Alioto receives a salary of $135,000 per year along with other benefits granted to our employees. Additionally, Mr. Alioto received options to acquire, during a five
(5) year term, up to 1,000,000 shares of our common stock at an exercise price equal to $0.26 per share. On June 26, 1998, options to acquire 166,667 shares of our common stock vested and became immediately exercisable. Options to acquire 166,667 shares of our common stock vested on June 26, 1999, and options to acquire 166,666 shares of our common stock shall vest on June 26, 2000. Options to acquire the remaining 500,000 shares of our common stock shall vest on June 26, 2003, or earlier as determined by the compensation committee based on performance goals. These options shall remain exercisable until June 26, 2003, and in addition shall not expire earlier than two (2) years from the date of any change of control. Finally, pursuant to his employment contract, Mr. Alioto shall be indemnified and held harmless by us in connection with his service as our President and Chief Executive Officer.

        Mr. Alioto's employment is on an "at-will" basis. Either of us may terminate the employment at any time for any reason. However, in the event of termination without "cause," we shall pay Mr. Alioto a minimum severance salary, which is equal to three months pay at Mr. Alioto's then-existing salary as well as twelve (12) additional months of medical and dental insurance coverage for Mr. Alioto and his dependents. In general, the term "cause" means a willful breach of the duties Mr. Alioto is required to perform under the terms of the employment contract, or the commission of such acts of dishonesty, fraud, or other acts of moral turpitude as would prevent the effective performance of Mr. Alioto's duties. Mr. Alioto was elected to the board on June 13, 1998, and became chairman of the board on December 15, 1998.

Stock Option Plans

        We established a 1999 Nonstatutory Stock Option Plan or the 1999 Plan to serve as a vehicle to attract and retain the services of key employees and to help them realize a direct proprietary interest in us. The 1999 Plan provides for the grant of up to 5,000,000 non-qualified stock options to be administered by the compensation committee. The compensation committee has the discretion to determine the optionees, the number of shares to be covered by each option, the exercise schedule, and other terms of the options. The 1999 Plan may be amended, suspended, or terminated by the board, but no such action may impair rights under a previously granted option. As of June 30, 2000, 2,147,923 options to acquire shares of common stock were outstanding under the 1999 Plan.

        We established a 1996 Incentive and Nonstatutory Stock Option Plan or the 1996 Plan. The purpose of the 1996 Plan is to encourage stock ownership by our employees and officers to give them a greater personal interest in the success of our business. A total of 1,500,000 shares of our common stock are authorized to be issued under the 1996 Plan. The exercise price of any incentive stock option granted under the 1996 Plan may not be less than 100% of the fair market value of the our common stock on the date of grant. The fair market value for which an optionee may be granted incentive stock options in any calendar year may not exceed $100,000. Shares subject to options under the 1996 Plan may be purchased for cash. The 1996 Plan is administered by the compensation committee which has discretion to determine optionees, the number of shares to be covered by each option, the exercise schedule, and other terms of the options. The 1996 Plan may be amended, suspended, or terminated by the board, but no such action may impair rights under a previously granted option. Each qualified option is exercisable, during the lifetime of the optionee, only so long as the optionee remains employed by us. No option is transferrable by the optionee other than by will or the laws of descent and distribution. As of June 30, 2000, 1,246,190 options to acquire shares of common stock were outstanding under the 1996 Plan.

        The following table shows for the fiscal year ended December 31, 1999, certain information regarding options granted during the fiscal year to our executive officers named in the Summary Compensation Table under "Executive Compensation."


            Option Grants In The Fiscal Year Ended December 31, 1999

                             Number of
                             Securities
                             Underlying        % of Total Options
                              Options       Granted to Employees in   Exercise or Base    Expiration
          Name              Granted 1999        Fiscal Year 1999      Price ($/Share)        Date
--------------------      ---------------   ------------------------  ------------------  -----------

Donald Bennett                 50,000                4.93%                  0.17           11/15/04

Deborah McDonald              150,000                                       0.25           03/08/04
                               50,000               19.71%                  0.17           11/05/04

Janek Kaliczak                 50,000                4.93%                  0.17           11/15/04

Steven Levine                  50,000                4.93%                  0.17           11/15/04



        The following table shows for the fiscal year ended December 31, 1999, certain information regarding options exercised by and held at year-end by our executive officers named in the Summary Compensation Table under "Executive Compensation."


                     Aggregated Option/SAR Exercises in Last Fiscal Year
                            and Fiscal Year-End Option/SAR Values
                                                                                         Value of
                                                                                      Unexercised in-
                                                                                         the Money
                                                                 Options/SARs at     Options/ SARs at
                                                                 Fiscal Year-End      Fiscal Year-End
                                                                Exercisable (E)/     Exercisable (E)/
                       Shares Acquired      Value Realized         Subject to           Subject to
       Name              on Exercise              ($)            Repurchase (U)       Repurchase (U)
------------------     ----------------     ---------------    -----------------    ------------------

Frank Alioto                 None                 None         633,334 / 666,666    $102,200/$77,667

Donald Bennett               None                 None          45,000 / 155,000      $5,175/$22,230

Deborah McDonald             None                 None               0 / 200,000          $0/$28,905

Janek Kaliczak               None                 None          45,000 / 155,000      $5,175/$22,230

Steven Levine                None                 None          45,000 / 155,000      $5,175/$22,230



Principal Stockholders

        The following table sets forth certain information as of August 15, 2000, with respect to the beneficial ownership of our common stock for each director, all directors and officers as a group, and each person known to us to own beneficially five percent (5%) or more of the outstanding shares of our common stock.

                                                                    Percentage
                                                   Number of       Beneficially
        Name and Address                           Shares(1)           Owned
--------------------------------------           -------------    --------------

Frank J. Alioto                                    800,000(2)           2.1%
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95053

James D. Casey                                     390,750(2)          1.06%
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95054

John Champlin, MD                                        0                *
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95054

                                                                    Percentage
                                                   Number of       Beneficially
        Name and Address                           Shares(1)           Owned
--------------------------------------           -------------    --------------

Robert Sibthorpe                                         0                *
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95054

Tony Low                                           200,000(2)             *
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95054

Mark C. Koz                                        923,150(3)           2.5%
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95054

Donald Bennett                                      90,000(2)             *
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95054

Deborah McDonald                                    65,000(4)             *
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95054

Janek Kaliczak                                      90,000(2)             *
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95054

Steven Levine                                       90,000(2)             *
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95054

All officers and directors as a group            2,648,900(5)           6.9%
(10 persons)

---------------------

*    Less than one percent

(1) Except as otherwise indicated, we believes that the beneficial owners of our common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2) Represents shares of our common stock that may be acquired within sixty days upon exercise of options.

(3) Includes options to acquire 300,000 shares of our common stock exercisable within 60 days. We are currently evaluating whether such warrants should be cancelled due to certain actions by Mr. Koz.

(4) Includes options to acquire 30,000 shares of our common stock exercisable within 60 days and 35,000 shares of our common stock owned by Ms. McDonald's spouse.

(5)  Includes   options  to  acquire   1,990,750  shares  of  our  common  stock
     exercisable within 60 days. As discussed in note (3), we are currently evaluating whether warrants to purchase 300,000 shares of common stock should be cancelled.

Limitation of Liability and Indemnification Matters

        We adopted certain indemnification provisions to our bylaws that allow us to indemnify current and former directors, officers, employees or agents for expenses, including attorney fees, as a result of any threatened, pending suit or proceedings arising as a result of such person being our director, officer, employee or agent. Further, we have entered into indemnification agreements with our officers and directors, and have obtained liability insurance.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              SELLING STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of August 15, 2000, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders, including shares that may be acquired upon the exercise of warrants or other rights to acquire shares.

        The shares being offered by Jashell consist of shares of common stock that it may purchase from us pursuant to the common stock purchase agreement, including upon exercise of such warrant issued pursuant to that agreement. For additional information about the stock purchase agreement, please see the "Equity Finance Facility" subsection of "THE OFFERING" section of this prospectus. The address of Jashell International Limited is c/o Dr. Batliner & Partner, Aeulestrasse 74, FL-9490 Vaduz, Liechtenstein.


                                              Number of                                  Number of Common
                                     Common Shares Beneficially   Number of Common     Shares Beneficially
                                                Owned              Shares Offered        Owned Following
      Name of Stockholder               Prior to the Offering         Hereby(1)           the Offering(1)
-------------------------------    ------------------------------ -----------------  -------------------------
                                    # of Shares     % of Class     # of Shares       # of Shares    % of Class
                                   ---------------- ------------- -----------------  ------------   ----------
Jashell International Limited         100,000(7)           *       30,000,000(2)        -0-            -0-

JNC Strategic Fund Ltd.             1,823,076(3)(4)      4.9%      19,821,427(3)(4)     -0-            -0-

JNC Opportunity Fund Ltd.           1,873,076(5)(6)      4.9%      33,751,804(5)(6)     -0-            -0-

Cardinal Capital Management, Inc.   1,112,000(7)         3.0%       1,112,000           -0-            -0-


                                              Number of                                  Number of Common
                                     Common Shares Beneficially   Number of Common     Shares Beneficially
                                                Owned              Shares Offered        Owned Following
      Name of Stockholder               Prior to the Offering         Hereby(1)           the Offering(1)
-------------------------------    ------------------------------ -----------------  -------------------------
                                    # of Shares     % of Class     # of Shares       # of Shares    % of Class
                                   ---------------- ------------- -----------------  ------------   ----------

Elizabeth Hagopian                    395,000(7)           *          395,000           -0-            -0-

Bartel Eng Linn & Schroder             75,000(7)           *           75,000           -0-            -0-

Fred Hoot                               3,067              *            3,067           -0-            -0-

Phil C. Hu                              3,067              *            3,067           -0-            -0-

Donald S. Sherman                      20,000              *           20,000           -0-            -0-


(1) Assumes the sale of the shares of common stock which have been offered pursuant to this prospectus.

(2) Includes the resale of up to 30,000,000 shares of common stock which may be sold pursuant to the equity finance facility, and 100,000 shares that may be acquired upon the exercise of warrants.

(3) The convertible debentures and the warrants issued to such selling shareholder, among other things, prohibit the holder thereof from converting a principal amount of such convertible debentures or exercising the warrants to the extent that such conversion or exercise, as the case may be, would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% of the outstanding common shares following such conversion or exercise, as the case may be. Such restrictions may be waived by the holder of the convertible debentures and the warrants as to itself upon not less than 61 days' notice to us. The number of common stock listed as beneficially owned by such selling shareholder represents the number of common stock issuable to such selling shareholder, subject to the limitation set forth in the first sentence of this footnote, upon (i) conversion of $1,250,000 principal amount of such selling shareholder's convertible debentures, at a conversion prices from $0.1775 to $0.1275, (ii) exercise of the warrants issued to such selling shareholder in conjunction with the sale of the convertible debentures and secured notes for the purchase of an aggregate of 887,500 common shares, and (iii) interest on the convertible debenture through June 30, 2001.

(4) Includes the common stock issuable to such selling shareholder upon (i) conversion of the convertible debentures issued to such selling shareholder at the corresponding conversion price. We have contractually agreed to include herein an aggregate of 19,821,427 common stock issuable upon conversion of the convertible debentures and exercise of the warrants issued to the selling shareholders.

(5) The convertible debentures and the warrants issued to such selling shareholder, among other things, prohibit the holder thereof from converting a principal amount of such convertible debentures or exercising the warrants to the extent that such conversion or exercise, as the case may be, would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% of the outstanding common shares following such conversion or exercise, as the case may be. Such restrictions may be waived by the holder of the convertible debentures and the warrants as to itself upon not less than 61 days' notice to us. The number of common stock listed as beneficially owned by such selling shareholder represents the number of common stock issuable to such selling shareholder, subject to the limitation set forth in the first sentence of this footnote, upon (i) conversion of $3,500,000 principal amount of such selling shareholder's convertible debentures, at a conversion prices from $0.35 to $0.2575, (ii) exercise of the warrants issued to such selling shareholder in conjunction with the sale of the convertible debentures and secured notes for the purchase of an aggregate of 3,700,000 common shares, and (iii) interest on the convertible debenture through June 30, 2001.

(6) Includes the common stock issuable to such selling shareholder upon (i) conversion of the convertible debentures issued to such selling shareholder at the corresponding conversion price. We have contractually agreed to include herein an aggregate of 33,751,804 common stock issuable upon conversion of the convertible debentures and exercise of the warrants issued to the selling shareholders.

(7) Represents common stock that may be acquired upon exercise of warrants or option within sixty days.

*    Less than 1%.

                              PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all or none of their common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling common stock:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o broker-dealer may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of ours or derivatives of our securities and may sell or deliver common stock in connection with these trades. The selling stockholders may pledge their common shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged common shares.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of common shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders and any broker-dealers or agents that are involved in selling the common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the common stock, including fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Jashell Investments Limited

        We have been advised by Jashell that it may sell the common stock from time to time in transactions on the OTC Bulletin Board, or any exchange where the common stock is then listed, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. Jashell may effect these transactions by selling the common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from Jashell or the purchasers of common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from Jashell or the purchasers of common stock for whom the broker-dealer may act as an agent or to whom it may sell the common stock as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

        Jashell is an "underwriter" within the meaning of the Securities Act in connection with the sale of the common stock offered hereby. Assuming that we are in compliance with the conditions of the common stock purchase agreement we entered into in connection with the equity finance facility, Jashell must accept draw downs of shares from us, subject to maximum aggregate dollar amounts, during the term of the agreement. Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from Jashell and, if they act as agent for the purchaser of our common stock, from such purchaser. Broker-dealers may agree with Jashell to sell a specified number of shares of our common stock at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Jashell, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to Jashell. Broker-dealers who acquire common stock as principal may thereafter resell the common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common stock commissions computed as described above.

        The common stock offered hereby is being registered pursuant to our contractual obligations, and we have agreed to pay the costs of registering the shares hereunder. We have also agreed to reimburse Jashell's costs and expenses incurred in connection with the common stock purchase agreement, including fees, expenses and disbursements of counsel for Jashell for the preparation of the agreement up to a maximum of $22,500, and all reasonable fees incurred in connection with any amendment, modification or waiver, to or enforcement of the agreement.

        The price at which the common shares will be issued by us to Jashell will fluctuate. The price will be between 79% and 82% of the daily volume weighted average price over an 22-day trading period on the OTC Bulletin Board as reported by Bloomberg Financial L.P. In the event of a draw down related to a special activity, such as any one-time charge we expect to incur for any reason, including, in connection with the acquisition of another business, the price will be 76% of the daily volume weighted average price.
Please see the "Equity Financing Facility" subsection of this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During the past two fiscal years, we have entered into certain transactions with two of our current directors. However, the amount of the transaction involving each director did not exceed $60,000.

                          DESCRIPTION OF CAPITAL STOCK

        Under our certificate of incorporation, we are authorized to issue 150,000,000 shares of common stock, $0.001 par value, of which 36,624,593 were outstanding as of August 15, 2000.

Common Stock

        Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. For the election of directors, each holder of common stock has the right to cumulate his votes, which means each share shall have the number of votes equal to the number of directors to be elected and all of which votes may be cast for any one nominee. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the liquidation, dissolution, or winding up, the holders of common stock outstanding at that time would be entitled to share ratably in all assets remaining after the payment of liabilities. Each outstanding share of common stock now is, and all shares of common stock that will be outstanding after completion of the offering will be, fully paid and non-assessable.

Warrants and Options

        As of August 15, 2000, we had outstanding warrants to purchase 6,432,000 shares of our common stock at exercise prices ranging between $.16 and $2.00 per share and we had outstanding options to purchase 4,822,113 shares of our common stock at exercise prices ranging between $.16 and $2.59 per share.

Transfer Agent

        Computershare   Trust  Company,   Inc.,   formerly  American  Securities
Transfer, 12039 W. Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228 is the transfer agent for our common stock.

                                LEGAL PROCEEDINGS

        On November 10, 1997, we filed suit against Michael D. Haynes, David S. Jett, Manhattan West, Inc., Marketing Direct Concepts, Inc., Checkers Foundation, Silicon Software International, Atlas Stock Transfer Corporation,
Arun Pande, Edwin Reedholm, and others in the Superior Court of the County of San Francisco (Case Number 990965). The complaint alleged that in connection with the reverse merger of Jettson Realty Development Corporation and InnovaCom, a Florida corporation, we issued shares of our common stock to Michael D. Haynes and David S. Jett and entities controlled by them based upon fraudulent representations. Further, we alleged, that Manhattan West, Marketing Direct Concepts, and Checkers Foundation and Silicon Software International, two entities alleged to be controlled by Messrs. Haynes and Jett, were issued fees, common stock, and options to acquire shares of common stock based upon misrepresentations, including that they could raise capital to assist us in our business. We also alleged that Atlas Stock Transfer, our former transfer agent, breached its contract in issuing shares of common stock in these transactions. In addition, we alleged that Mr. Pande, our former director and officer, violated his fiduciary duty by receiving shares of our common stock based upon misrepresentations and inadequate or no consideration, and made inappropriate and unauthorized expenditures on our behalf for his personal benefit, and that Mr. Reedholm, a former director, received shares of our common stock without the payment of adequate consideration. We alleged RICO (Racketeer Influenced Corrupted Organizations Act) violations against all defendants. We sought damages in excess of $26 million plus punitive damages.

        Settlements have been reached with Mr. Pande, Mr. Reedholm, Marketing Direct Concepts, Manhattan West, Inc., Atlas Stock Transfer, and with one other defendant for payments of cash by the defendants and relief of a debt previously owed by us to two defendants, all in the amount of approximately $725,000. In addition as a part of the settlements, options to purchase 1,099,999 shares of our common stock held by the defendants were canceled. The settlement with Mr. Reedholm included release of his claims against us in the Decorah Company lawsuit. The settlement with Atlas Stock Transfer included the assignment by Atlas Stock Transfer to us certain claims that Atlas Stock Transfer might have against other parties for their actions in accepting and processing our stock certificates.

        A number of defendants have defaulted and we have received entries of judgment against them. As a result, we canceled 1,010,329 shares of our common stock, options to purchase 700,000 shares of our common stock, and liabilities of $247,000, and seized a cash balance held by a third party of approximately $12,000. We are pursuing efforts to fully collect our judgment from the defaulted defendants.

        There is currently no active litigation with any of the original parties under this suit. In all instances we have settled with the parties, dropped them from the suit, or received judgments against them.

        In 1999 and 2000, we amended our complaint and named six additional defendants. Additional defendants may be named shortly. These new defendants and potential defendants are brokers whom we allege accepted for deposit or negotiated fraudulent stock certificates in 1996 and 1997. The amended litigation is still in its initial stages and discovery is continuing.

        On February 25, 2000, we filed suit against Swiss American Securities, Inc., and five other stock brokerages in the San Jose Division of the United States District Court (Case Number C-0020214). The complaint alleges that the defendants in this action guaranteed improper endorsements of stock certificates issued as part of the reverse merger of Jettson Realty Development Corporation and InnovaCom, a Florida corporation, in 1996. Our claims in this action were assigned to us by Atlas Stock Transfer as part of the settlement with Atlas Stock Transfer in the Haynes litigation discussed above. The litigation is in its initial stages and discovery has not yet begun.

        On November 1, 1999, we filed a complaint against our former auditor Michael Hoffer (Orange County Superior Court No. 816504). The 1999 complaint alleges malpractice and conflict of interest with respect to the auditor's actions in the time frame covered by the allegations in the Haynes suit, discussed above. This litigation is still in its initial stages and discovery is continuing.

        In August 1998, the staff of the Division of Enforcement of the Securities and Exchange Commission advised us that the Securities and Exchange Commission had issued a formal order for private investigation. The investigation involves allegations that, since January 1, 1995, certain of our present or former officers, directors, employees, business consultants, investment bankers, and/or certain other persons or entities associated with us, may have employed devices, schemes, or artifices to defraud, by, among other things, making undisclosed payments to certain registered representatives relating to sales of the our securities, and by manipulating our stock price. We do not believe that any sanctions that we may likely receive from the Securities and Exchange Commission based upon this investigation will materially affect our financial position or operations. Discovery has been initiated.

                                  LEGAL MATTERS

        The validity of the shares of common stock offered by selling stockholders will be passed upon by the law firm of Bartel Eng Linn & Schroder, Sacramento, California. Certain of its members own shares of common stock representing less than 1% of our outstanding shares of common stock. In addition, the firm holds a warrant to purchase up to 75,000 shares of common stock.

                                     EXPERTS

        The consolidated balance sheet as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the two years then ended and from inception, included in this prospectus have been included herein in reliance on the report of Hein + Associates LLP, independent certified public accountants, given the authority of that firm, as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's Website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison 1-800-SEC-0330 for further information about the public reference room.

        We have filed with the Securities and Exchange Commission a registration statement on Form SB- 2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contact or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered under this prospectus, we refer you to the registration statement and such exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                                  PAGE

Independent Auditor's Report.......................................................................................F-2

Consolidated Balance Sheet - December 31, 1999 and June 30, 2000 (unaudited).......................................F-3

Consolidated  Statements of  Operations - For the Years Ended  December 31, 1999
     and 1998, For the Six Months Ended June 30, 2000 and 1999 (unaudited),  and
     For the Period From March 3, 1993 (inception) to June 30, 2000 (unaudited)....................................F-4

Consolidated  Statement of Stockholders'  Equity (Deficit) - For the Period From
     March 3, 1993 (inception) to June 30, 2000 (The period from January 1, 2000 through June 30, 2000 is unaudited)...........................................................................F-6

Consolidated  Statements  of Cash Flows - For the Years Ended  December 31, 1999
     and 1998, For the Six Months Ended June 30, 2000 and 1999 (unaudited),  and
     For the Period From March 3, 1993 (inception) to June 30, 2000 (unaudited)...................................F-12

Notes to Consolidated Financial Statements........................................................................F-15



                          INDEPENDENT AUDITOR'S REPORT


The Stockholders and Board of Directors
InnovaCom, Inc. and Subsidiaries (a Development Stage Enterprise)
Santa Clara, California

We have audited the accompanying consolidated balance sheet of InnovaCom, Inc. and subsidiaries (a Development Stage Enterprise) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1999 and 1998, and for the period from March 3, 1993 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InnovaCom, Inc. and subsidiaries (a Development Stage Enterprise) as of December 31, 1999, and the results of their operations and cash flows for the years ended December 31, 1999 and 1998, and for the period from March 3, 1993 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, and as of December 31, 1999 has negative working capital of $17,309,248, and has a stockholders' deficit of $17,128,098, that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 3. The financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.


/S/HEIN + ASSOCIATES LLP

HEIN + ASSOCIATES LLP
Certified Public Accountants

Orange, California
January 28, 2000, except for paragraph 2 of Note 8, paragraph 8 of Note 9, and paragraph 9 through paragraph 13 of Note 11 which are as of March 15, 2000

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                           CONSOLIDATED BALANCE SHEET



                                                                               DECEMBER 31,                    JUNE 30,
                                                                                  1999                           2000
                                                                           -------------------           ------------------
                                                                                                              (unaudited)
                                     ASSETS
CURRENT ASSETS:
    Cash                                                                    $         302,701            $         107,744
    Accounts receivable,
        less:  allowance for doubtful  accounts of $10,000 and
        $10,000 (unaudited)                                                           149,075                       93,950
    Other receivables                                                                   6,750                        5,300
    Inventory, net                                                                    210,536                      376,195
    Prepaid expenses                                                                   49,044                      158,506
    Deferred offering costs                                                                 -                       82,835
                                                                            ------------------           ------------------
            Total current assets                                                      718,106                      824,530

PROPERTY AND EQUIPMENT, net                                                           143,950                      104,308
DEPOSITS                                                                               37,200                       37,200
                                                                            ------------------           ------------------
TOTAL ASSETS                                                                $         899,256            $         966,038
                                                                            ==================           ==================

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
    Notes payable - related parties                                         $         100,000            $         100,000
    Secured promissory notes                                                        4,200,000                    6,475,000
    Convertible debentures                                                          9,440,000                    4,750,000
    Accounts payable                                                                1,222,312                    1,067,982
    Accrued liabilities                                                             3,002,110                    3,256,968
    Liabilities in excess of assets of discontinued operations                         62,932                       62,932
                                                                            ------------------           ------------------
            Total current liabilities                                              18,027,354                   15,712,882

COMMITMENTS AND CONTINGENCIES (Notes 3, 9 and 12)

STOCKHOLDERS' EQUITY (DEFICIT):
     Common stock, $.001 par value,  150,000,000  shares
        authorized,  25,784,600 and 36,534,593 (unaudited)
        shares issued and outstanding                                                  25,785                       36,535
    Warrants                                                                        2,329,325                    3,155,863
    Additional paid-in capital                                                     23,383,626                   29,265,482
    Deficit accumulated during development stage                                  (42,866,834)                 (47,204,724)
                                                                            ------------------           ------------------
            Total stockholders' (deficit)                                         (17,128,098)                 (14,746,844)
                                                                            ------------------           ------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                        $         899,256            $         966,038
                                                                            ==================           ==================



See accompanying notes to these consolidated financial statements.

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Continued)


                                                                                                                     MARCH 3, 1993
                                            FOR THE YEARS ENDED                 FOR THE SIX MONTHS ENDED            (INCEPTION) TO
                                                DECEMBER 31,                            JUNE 30,                        JUNE 30,
                                       1999                  1998               2000                 1999                 2000
                                 ------------------   -----------------  -------------------  -------------------  -----------------
                                                                               (unaudited)          (unaudited)        (unaudited)

REVENUES                         $        507,076     $        107,632   $        386,150     $         96,625     $      1,149,858
                                 ------------------   -----------------  -------------------  -------------------  -----------------

COSTS AND EXPENSES:
   Costs of goods sold                    491,633              338,763            295,775               79,096            1,178,709
   Research and development             1,822,603            3,399,715            978,193              735,671           13,299,719
   Selling, general and
     administrative                     2,762,173            5,901,604          1,751,379            1,628,799           20,692,109
   Impairment loss on property
     and equipment                              -              937,000                  -                    -              937,000
                                 ------------------   -----------------  -------------------  -------------------  -----------------
       Total costs and
        expenses                        5,076,409           10,577,082          3,025,347            2,443,566           36,107,537
                                 ------------------   -----------------  -------------------  -------------------  -----------------

OPERATING LOSS                         (4,569,333)         (10,469,450)        (2,639,197)          (2,346,941)         (34,957,679)
                                 ------------------   -----------------  -------------------  -------------------  -----------------

OTHER INCOME (EXPENSE):
   Interest income                              -               10,025                  -                    -               22,109
   Interest expense                    (2,831,589)          (4,761,319)        (1,731,630)          (1,875,845)         (10,553,769)
   Debt conversion expense                      -             (260,645)                 -                    -             (260,645)
   Other income                             1,781                    -                  -                    -                1,781
                                 ------------------   -----------------  -------------------  -------------------  -----------------
       Total other income
         (expense)                     (2,829,808)          (5,011,939)        (1,731,630)          (1,875,845)         (10,790,524)
                                 ------------------   -----------------  -------------------  -------------------  -----------------

LOSS FROM CONTINUING
   OPERATIONS BEFORE
   INCOME TAX EXPENSE,
   DISCONTINUED
   OPERATIONS AND
   EXTRAORDINARY ITEM                  (7,399,141)         (15,481,389)        (4,370,827)          (4,222,786)         (45,748,203)

INCOME TAX EXPENSE                          1,600                1,600              1,600                1,600                9,600
                                 ------------------   -----------------  -------------------  -------------------  -----------------

LOSS FROM CONTINUING
   OPERATIONS                    $     (7,400,741)    $    (15,482,989)  $     (4,372,427)    $     (4,224,386)    $    (45,757,803)
                                 ------------------   -----------------  -------------------  -------------------  -----------------


                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Continued)


                                                                                                                    MARCH 3, 1993
                                            FOR THE YEARS ENDED                 FOR THE SIX MONTHS ENDED           (INCEPTION) TO
                                                DECEMBER 31,                            JUNE 30,                      JUNE 30,
                                        1999                  1998               2000                1999                2000
                                 ------------------   -----------------  -------------------  ------------------ -------------------
                                                                             (unaudited)          (unaudited)        (unaudited)

Gain/(loss) on disposal of
     discontinued operations     $         25,789     $     (1,155,823)  $              -     $              -   $     (1,159,452)
Loss from operations of
     discontinued operation,
     net of income tax
     expense                                    -             (400,000)              (800)                (800)        (1,130,834)
                                 ------------------   -----------------  -------------------  ------------------ -------------------
GAIN/(LOSS) FROM
   DISCONTINUED
   OPERATIONS                              25,789           (1,555,823)              (800)                (800)        (2,290,286)

EXTRAORDINARY ITEM:
   GAIN ON EXTINGUISHMENT OF
   LIABILITIES                            235,093              572,935             35,337              179,892            843,365
                                 ------------------   -----------------  -------------------  ------------------ -------------------
NET LOSS                         $     (7,139,859)    $    (16,465,877)  $     (4,337,890)    $     (4,045,294)  $    (47,204,724)
                                 ==================   =================  ===================  ================== ===================

BASIC AND DILUTED NET LOSS PER
   SHARE:
   Continuing operations         $           (.29)    $           (.67)  $           (.13)    $           (.17)
   Discontinued operations                      -                 (.07)                 -                    -
   Extraordinary item                         .01                  .03                  -                  .01
                                 ------------------   -----------------  -------------------  ------------------
   Basic and diluted net loss
     per share                   $           (.28)    $           (.71)  $           (.13)    $           (.16)
                                 ==================   =================  ===================  ==================

 WEIGHTED AVERAGE NUMBER OF
   SHARES OUTSTANDING                  25,099,278           23,032,965         33,669,082           25,002,535
                                 ==================   =================  ===================  ==================



See accompanying notes to these consolidated financial statements.

                               INNOVACOM, INC. AND SUBSIDIARIES
                               (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE PERIOD FROM MARCH 3, 1993 (INCEPTION) TO JUNE 30, 2000



                                                                                            DEFICIT
                                                                                          ACCUMULATED                   TOTAL
                                                            COMMON STOCK                   ADDITIONAL     DURING    STOCKHOLDERS'
                                                      ------------------------              PAID-IN     DEVELOPMENT    EQUITY
                                                        SHARES        AMOUNT    WARRANTS    CAPITAL        STAGE      (DEFICIT)
                                                      ----------  ------------ ---------  -----------  ------------  ------------
 Common Stock, issued to form company at
  $0.0017 per share (March 1993)                       5,100,000  $     5,100  $     -    $     3,400  $         -   $     8,500

 Net loss                                                      -            -        -              -         (800)         (800)
                                                      ----------  ------------ ---------  -----------  ------------  ------------
BALANCES, December 31, 1993                            5,100,000        5,100        -          3,400         (800)        7,700
 Net loss                                                      -            -        -              -         (800)         (800)
                                                      ----------  ------------ ---------  -----------  ------------  ------------
BALANCES, December 31, 1994                            5,100,000        5,100        -          3,400       (1,600)        6,900
 Net loss                                                      -            -        -              -         (800)         (800)
                                                      ----------  ------------ ---------  -----------  ------------  ------------
BALANCES, December 31, 1995                            5,100,000        5,100        -          3,400       (2,400)        6,100

 Issuance of common stock at $0.50 per share to
  directors for services performed (March 1996)          900,000          900        -        449,100            -       450,000
 Acquisition of Jettson Realty Development, Inc.
  at $0.30 per share (June 1996)                         561,069          561        -        168,184            -       168,745
 Sale of common stock, net of expenses at $0.16
  per share (July 1996)                                4,620,015        4,620        -        715,380            -       720,000
 Issuance of common stock at $0.50 per share to
  employees for services performed (July 1996)           500,000          500        -        249,500            -       250,000
 Issuance of common stock at $1.36 per share for
  consulting services performed (July 1996)              250,000          250        -        388,960            -       389,210
 Sale of common stock at $5.00 per share, net of
  expenses (October 1996)                                280,000          280        -      1,399,720            -     1,400,000
 Compensation recognized upon issuance of stock
  options                                                      -            -        -      2,493,873            -     2,493,873
 Contribution of product license                               -            -        -      1,275,000            -     1,275,000
 Net loss                                                      -            -        -              -   (8,193,395)   (8,193,395)
                                                      ----------  ------------ ---------  -----------  ------------  ------------
BALANCES, December 31, 1996                           12,211,084       12,211        -      7,143,117   (8,195,795)   (1,040,467)


                               INNOVACOM, INC. AND SUBSIDIARIES
                               (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE PERIOD FROM MARCH 3, 1993 (INCEPTION) TO JUNE 30, 2000

                                          (Continued)


                                                                                           DEFICIT
                                                                                         ACCUMULATED       TOTAL
                                                      COMMON STOCK                        ADDITIONAL       DURING      STOCKHOLDERS'
                                                ---------------------------                PAID-IN       DEVELOPMENT      EQUITY
                                                    SHARES         AMOUNT     WARRANTS     CAPITAL         STAGE         (DEFICIT)
                                                -------------  ------------  ----------  -------------  ------------  --------------
 Issuance of common stock in exchange for
  technology at $5.00 per share (January 1997)  $    100,000   $        100  $        -  $    499,900    $        -   $    500,000
 Sale of common stock, net of expenses at
  $2.90 per share (February 1997)                    229,310            229           -       664,771             -        665,000
 Acquisition of Sierra Vista at $0.50 per
   share (May 1997)                                8,514,500          8,515           -     4,248,735             -      4,257,250
 Issuance of common stock at $2.43 per share
  for legal services rendered (June 1997)              7,003              7           -        16,976             -         16,983
 Shares returned per settlement agreement at
  par value                                         (500,000)          (500)          -           500             -              -
 Warrants issued with sale of convertible
  debentures (December 1997)                               -              -     968,578             -             -        968,578
 Allocation  of proceeds  from notes  payable
  and long-term liabilities due to
  beneficial conversion feature                            -              -           -     2,086,988             -      2,086,988
 Compensation  recognized  upon  issuance  of
  stock options                                            -              -           -     1,558,666             -      1,558,666
 Net loss                                                  -              -           -             -   (11,065,303)   (11,065,303)
                                                -------------  ------------  ----------  -------------  ------------  --------------
BALANCES, December 31, 1997                       20,561,897         20,562     968,578    16,219,653   (19,261,098)    (2,052,305)

 Issuance of common stock at $1.75 per share
  in connection with issuance of notes payable
  (May 1998)                                         125,000            125           -       218,625             -        218,750
 Issuance of common stock at $2.40 per share
  in connection with conversion of notes
  payable related party (May 1998)                 1,742,362          1,742           -     4,179,679             -      4,181,421
 Issuance of common stock at $1.39 per share
  in connection with conversion of debentures
  (May 1998)                                           7,431              7           -        10,285             -         10,292


                               INNOVACOM, INC. AND SUBSIDIARIES
                               (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE PERIOD FROM MARCH 3, 1993 (INCEPTION) TO JUNE 30, 2000

                                          (Continued)


                                                                                             DEFICIT
                                                                                            ACCUMULATED    TOTAL
                                                           COMMON STOCK                     ADDITIONAL     DURING     STOCKHOLDERS'
                                                     ------------------------                PAID-IN     DEVELOPMENT     EQUITY
                                                       SHARES       AMOUNT      WARRANTS     CAPITAL       STAGE       (DEFICIT)
                                                     -----------  -----------  ----------  -----------  ------------ --------------
 Issuance of common stock at $0.26 per share
  in connection with conversion of notes
 payable to a related party (June 1998)               2,057,146   $    2,057   $        -  $  532,800   $        -   $ 534,857
Issuance of common stock at $0.29 per share
 in connection with conversion of debentures
 (June 1998)                                             70,339           71            -      20,638            -      20,709
Issuance of common stock at $0.32 per share
 in connection with conversion of debentures
 (June 1998)                                             63,971           64            -      20,624            -      20,688
Issuance of common stock at $0.26 per share
 for services (June 1998)                               100,000          100            -      25,900            -      26,000
Issuance of common stock at $0.19 per share
 in connection with conversion of debentures
 (July 1998)                                             56,184           56            -      10,372            -      10,428
Issuance  of  common  stock at $0.26 per share
 in connection with conversion of debentures
 (July 1998)                                            121,654          122            -      31,021            -      31,143
Issuance  of  common  stock at $0.17 per share
 in connection with conversion of debentures
 (September 1998)                                        60,160           60            -      10,432            -      10,492
Issuance  of  common  stock at $0.10 per share
 in connection with conversion of debentures
 (October 1998)                                         110,264          110            -      10,475            -      10,585
Issuance  of  common  stock at $0.11 per share
 in connection with conversion of debentures
(November 1998)                                         969,536          970            -     105,291            -     106,261
Shares canceled from default at par                    (510,329)        (510)           -         510            -           -
Shares canceled from default judgement issued
 for services at $0.50 per share                       (500,000)        (500)           -    (249,500)           -    (250,000)
Compensation recognized upon issuance of
 stock options                                                -            -            -     366,303            -     366,303


                               INNOVACOM, INC. AND SUBSIDIARIES
                               (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE PERIOD FROM MARCH 3, 1993 (INCEPTION) TO JUNE 30, 2000

                                          (Continued)


                                                                                            DEFICIT
                                                                                          ACCUMULATED        TOTAL
                                                      COMMON STOCK                        ADDITIONAL        DURING     STOCKHOLDERS'
                                               --------------------------                   PAID-IN       DEVELOPMENT     EQUITY
                                                  SHARES        AMOUNT      WARRANTS        CAPITAL          STAGE       (DEFICIT)
                                               ------------  ------------  ------------  -------------   ------------  -------------

 Allocation of proceeds from notes payable
  and debentures due to beneficial conversion
  feature                                               -     $        -     $        -  $    859,140     $        -   $    859,140
 Warrants issued with sale of convertible
  debentures                                            -              -        338,825             -              -        338,825
 Debt conversion expense                                -              -              -       260,645              -        260,645
 Contested proceeds from private placements
  reclassified from accrued liabilities due
  to defaults                                           -              -              -       250,959              -        250,959

    Net Loss                                            -              -              -             -    (16,465,877)   (16,465,877)
                                               ------------  ------------  ------------  -------------   ------------   ------------
BALANCES, December 31, 1998                    25,035,615         25,036      1,307,403    22,883,852    (35,726,975)   (11,510,684)

 Issuance of common stock at $0.15 per share
  for services (March 1999)                       200,000            200              -        29,800              -         30,000
 Shares canceled originally issued for
  services at  $0.26 per share
  (June 1998)                                    (100,000)          (100)             -       (25,900)             -        (26,000)
 Issuance of common stock at $0.57 per share
  for services (May 1999)                          40,000             40              -        22,670              -         22,710
Issuance of common stock at $0.19 per share
 in connection with conversion of debentures
 (December 1999)                                  602,985            603              -       113,689              -        114,292
 Proceeds from the exercise of stock options        6,000              6              -         1,554              -          1,560
 Warrants issued with sale of convertible
   debentures                                           -              -      1,021,922             -              -      1,021,922
 Allocation of proceeds from notes payable
  and debentures due to beneficial conversion
  feature                                               -              -              -        76,480              -         76,480
 Compensation recognized upon issuance of
  stock options                                         -              -              -        40,234              -         40,234


                               INNOVACOM, INC. AND SUBSIDIARIES
                               (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE PERIOD FROM MARCH 3, 1993 (INCEPTION) TO JUNE 30, 2000

                                          (Continued)


                                                                                            DEFICIT
                                                                                          ACCUMULATED     TOTAL
                                                       COMMON STOCK                       ADDITIONAL     DURING       STOCKHOLDERS'
                                                ----------------------------                PAID-IN    DEVELOPMENT       EQUITY
                                                    SHARES         AMOUNT     WARRANTS      CAPITAL       STAGE        (DEFICIT)
                                                --------------- ------------ ----------  ------------- ------------  --------------

 Proceeds received from settlement agreement,
  net of legal costs                                        -            -            -      241,247            -       241,247
 Net Loss                                                   -            -            -            -   (7,139,859)   (7,139,859)
                                                --------------- ------------ ----------  ------------- ------------  --------------
BALANCES, December 31, 1999                        25,784,600       25,785    2,329,325   23,383,626  (42,866,834)  (17,128,098)

 Issuance of common stock at $0.26 per share
  in connection with conversion of debentures
  (January 2000) (unaudited)                          402,764          403            -      102,705            -       103,108
 Issuance of common stock at $0.40 per share
  in connection with conversion of debentures
  (January 2000) (unaudited)                          290,380          290            -      114,468            -       114,758
 Issuance of common stock at $0.32 per share
  in connection with conversion of debentures
  (February 2000) (unaudited)                         708,197          708            -      229,314            -       230,022
 Issuance of common stock at $0.37 per share
  in connection with conversion of debentures
  (February 2000) (unaudited)                       1,556,149        1,556            -      573,597            -       575,153
 Issuance of common stock at $0.44 per share
  in connection with conversion of debentures
  (February 2000) (unaudited)                       1,312,158        1,312            -      573,938            -       575,250
 Issuance of common stock at $0.66 per share
  in connection with conversion of debentures
  (February 2000) (unaudited)                       2,090,653        2,091            -    1,383,716            -     1,385,807
 Issuance of common stock at $1.10 per share
  in connection with conversion of debentures
  (March 2000) (unaudited)                          1,153,367        1,153            -    1,271,241            -     1,272,394
 Issuance of common stock at $1.38 per share
  in connection with conversion of debentures
  (March 2000) (unaudited)                            835,580          836            -    1,156,275            -     1,157,111


                               INNOVACOM, INC. AND SUBSIDIARIES
                               (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE PERIOD FROM MARCH 3, 1993 (INCEPTION) TO JUNE 30, 2000

                                          (Continued)

                                                                                           DEFICIT
                                                                                         ACCUMULATED         TOTAL
                                                         COMMON STOCK                     ADDITIONAL        DURING     STOCKHOLDERS'
                                                  ------------------------                 PAID-IN        DEVELOPMENT     EQUITY
                                                      SHARES      AMOUNT     WARRANTS      CAPITAL           STAGE       (DEFICIT)
                                                  ------------  ---------- ----------- -------------- -------------  ---------------

 Proceeds  from the  exercise of stock  options
  (unaudited)                                       1,045,517      1,045            -       270,383              -        271,428
 Exercise of stock options in a cashless
  exchange transaction (unaudited)                    437,627        438            -          (438)             -              -
 Exercise of warrants in a cashless exchange
  transaction (unaudited)                             907,601        908            -          (908)             -              -
 Warrants issued with sale of secured
  promissory notes (unaudited)                              -          -      741,985             -              -        741,985
 Compensation recognized upon issuance of
  stock options (unaudited)                                 -          -            -       200,700              -        200,700
 Warrants  issued for legal  services  rendered
  (unaudited)                                               -          -       31,093             -              -         31,093
 Warrants issued in connection with the equity
  credit line (unaudited)                                   -          -       53,460             -              -         53,460
 Issuance  of common  stock at $.69 per share
  in connection with the equity line of credit
  (June 2000) (unaudited)                              10,000         10            -         6,865              -          6,875
 Net loss (unaudited)                                       -          -            -             -     (4,337,890)    (4,337,890)
                                                  ------------  ---------- ----------- -------------- -------------  ---------------
BALANCES, June 30, 2000 (unaudited)                36,534,593   $ 36,535   $3,155,863  $  29,265,482  $ (47,204,724) $ (14,746,844)
                                                  ============  ========== =========== ============== =============  ===============

See accompanying notes to these consolidated financial statements

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                   (Continued)


                                                     FOR THE YEARS ENDED           FOR THE SIX  MONTHS ENDED       MARCH 3, 1993
                                                        DECEMBER 31,                        JUNE 30,              (INCEPTION) TO
                                              -------------------------------   -------------------------------       JUNE 30,
                                                   1999            1998              2000             1999             2000
                                              -------------   ---------------   --------------- ---------------  ----------------
                                                                                 (unaudited)       (unaudited)     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss from continuing
  operations                                  $ (7,400,741)    $(15,482,989)    $ (4,372,427)    $ (4,224,386)    $(45,757,803)
Adjustments to reconcile net loss
  to net cash used in operating
  activities:
Depreciation and amortization                      144,343          291,363           58,970           75,903          931,830
Provision for inventory
  obsolescence                                      40,182                -           44,654                -           84,836
Provision for doubtful accounts                     20,000                -                -                -           20,000
Amortization of discount on
 long-term debt                                          -        2,345,866                -                -        2,345,866
Loss on sale of fixed assets                        24,630                -                -                -           24,630
Impairment loss on property and
 equipment                                               -          937,000                -                -          939,559
Interest related to beneficial
 conversion feature and warrants
 issued in connection with notes
 payable and convertible debentures              1,098,402        1,197,965          741,985        1,058,200        4,139,459
Compensation recognized upon
 issuance of stock and stock
 options                                            66,945          611,053          231,793           18,344        6,068,523
Shares canceled from default
 judgement                                               -         (250,000)               -                -         (250,000)
Contribution of product license                          -                -                -                -        1,275,000
Write down of purchased incomplete
 research and development                                -                -                -                -          500,000
Gain on extinguishment of
 liabilities                                       235,093          572,935           35,337          179,892          843,365
Debt conversion expense                                  -          260,645                -                -          260,645
Write-off of related party
 receivable                                              -                -                -                -          139,594
Write-off of acquisition costs                           -           68,364                -                -           68,364


                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Continued)


                                                          FOR THE YEARS ENDED           FOR THE SIX MONTHS ENDED       MARCH 3, 1993
                                                             DECEMBER 31,                       JUNE 30,              (INCEPTION) TO
                                                     ----------------------------     ------------------------------      JUNE 30,
                                                         1999            1998             2000              1999           2000
                                                     ------------  --------------     -----------      -------------  --------------
                                                                                       (unaudited)       (unaudited)    (unaudited)

Changes in operating assets and liabilities:
  Cash - restricted                                  $        -    $       8,481      $         -      $         -    $            -
  Accounts receivable                                  (150,330)          (8,745)          55,125          (21,485)        (103,950)
  Other receivables                                      61,498                -            1,450          (15,057)         (15,298)
  Inventory                                            (250,718)               -         (210,313)        (228,777)        (461,031)
  Prepaid expenses and other                            (47,298)          96,631         (131,962)         (34,259)        (181,010)
  Deposits                                                    -           52,679                -                -          (37,200)
  Accounts payable                                     (498,538)       1,438,485         (154,330)        (407,206)       1,476,864
  Accrued liabilities                                 1,751,112          678,309          978,461          797,947        4,581,062
                                                     ------------  --------------     -----------      -------------  --------------
  Net cash used in operating
   activities from continuing
   operations                                        (4,905,420)      (7,181,958)      (2,721,257)      (2,800,884)     (23,106,695)
                                                     ------------  --------------     -----------      -------------  --------------
  Net loss from discontinued
   operations                                            25,789       (1,555,823)            (800)            (800)      (2,290,286)
  Loss on disposal of assets                                  -           48,568                -                -           48,568
  Write-down of film rights and film
   costs inventory                                            -          277,500                -                -          250,000
  Write-down of goodwill                                      -          848,129                -                -          848,129
  Change in liabilities in excess of
   assets of discontinued operations
                                                              -           62,932                -                -           62,932
                                                     ------------  --------------     -----------      -------------  --------------
  Net cash provided by
   (used in) operating
   activities from
   discontinued operations                               25,789         (318,694)            (800)            (800)      (1,080,657)
                                                     ------------  --------------     -----------      -------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash received in acquisition of
  Sierra Vista Entertainment                                  -                -                -                -        2,916,798
  Cost incurred for organization
   of joint venture                                           -                -                -                -          (68,364)
  Advance to related party                                    -                -                -                -         (139,594)
  Purchases of property and
   equipment                                             (9,934)      (1,216,870)         (19,328)          (5,216)      (2,219,479)
  Proceeds from sale of assets                              525                -                -                -            4,025
                                                     ------------  --------------     -----------      -------------  --------------
  Net cash provided by (used
   in) investing activities                        $     (9,409)    $ (1,216,870)    $    (19,328)    $     (5,216)    $    493,386
                                                     ------------  --------------     -----------      -------------  --------------

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Continued)



                                                       FOR THE YEARS ENDED            FOR THE SIX MONTHS ENDED      MARCH 3, 1993
                                                           DECEMBER 31,                         JUNE 30,            (INCEPTION) TO
                                                   -----------------------------     -----------------------------     JUNE 30,
                                                        1999            1998             2000              1999         2000
                                                   -------------- --------------     --------------- -------------- ---------------
                                                                                     (unaudited)       (unaudited)   (unaudited)

CASH FLOWS FROM FINANCING ACTIVITIES:

 Proceeds from notes payable                       $          -    $    777,500      $           -    $  2,065,500 $  4,865,490
 Proceeds from secured promissory
  notes                                               4,200,000               -          2,275,000               -    6,475,000
 Net proceeds from sale of
  convertible debentures with
  detachable warrants                                   750,000       4,000,000                  -         750,000    9,358,593
 Principal payments on notes
  payable-related party                                 (35,000)       (174,478)                 -         (66,293)    (309,278)
 Proceeds from sale of common
  stock                                                       -               -                  -               -    2,897,670
 Proceeds from exercise of stock
  options                                                 1,560               -            271,428                      272,988
 Proceeds from settlements                              241,247               -                  -          77,710      241,247
                                                   -------------- --------------     --------------- -------------- ---------------
 Net cash provided by
  financing activities                                5,157,807       4,603,022          2,546,428       2,826,917   23,801,710
                                                   -------------- --------------     --------------- -------------- ---------------
NET INCREASE  (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                       268,767      (4,114,500)          (194,957)         20,017      107,744
CASH AND CASH EQUIVALENTS,  beginning
 of period                                               33,934       4,148,434            302,701          33,934            -
                                                   -------------- --------------     --------------- -------------- ---------------
CASH  AND  CASH  EQUIVALENTS,
 end of period                                     $    302,701    $     33,934       $    107,744    $     53,951  $   107,744
                                                   ============== ==============     =============== ============== ===============
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash payments for:
 Interest                                          $          -    $          -       $          -    $          -  $     9,079
                                                   ============== ==============     =============== ============== ===============
 Income taxes                                      $      2,400    $      2,400       $      1,600    $      1,600  $    11,200
                                                   ============== ==============     =============== ============== ===============
 Non-Cash Investing and Financing Activities:
 Net assets acquired, net of cash,
  through acquisition of Sierra
  Vista Entertainment                              $          -    $          -       $          -    $          -   $ 1,340,452
                                                   ============== ==============     =============== ============== ===============
 Return of 500,000 shares of
  common stock per settlement
  agreement                                        $          -    $          -       $          -    $          -   $       500
                                                   ============== ==============     =============== ============== ===============
 Acquisition of technology for
  stock                                            $          -    $          -       $          -    $          -   $   500,000
                                                   ============== ==============     =============== ============== ===============
 Conversion of notes payable,
  debentures and accrued interest
  to equity                                        $    114,292    $  4,936,876       $  5,413,603    $          -   $ 9,741,168
                                                   ============== ==============     =============== ============== ===============


See accompanying notes to these consolidated financial statements.

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)


1.     NATURE OF OPERATIONS:

       InnovaCom, Inc. (the "Company") was formed to develop digital video compression and processing technology to provide broadcast quality video encoding and processing products and systems.

       The Company was formed pursuant to a business reorganization effective July 10, 1996 between Jettson Realty Development, Inc. ("JRD"), a Nevada corporation formed in 1990 and InnovaCom Corp. (InnovaCom Florida), a Florida corporation formed in 1993. Under the reorganization, JRD issued 6,000,000 previously unissued restricted common shares in exchange for all of the issued and outstanding common stock of InnovaCom Florida. JRD's board of directors then changed the name of JRD to InnovaCom, Inc. and InnovaCom Florida became its wholly owned subsidiary. Prior to the reorganization, JRD had no operations. This transaction was accounted for as a reverse acquisition of JRD by InnovaCom Florida.

       On May 14, 1997, the Company acquired 100% of the issued and outstanding shares of Sierra Vista Entertainment, Inc., a Nevada Corporation ("Sierra Vista"), in exchange for 8,514,500 previously unissued shares of common stock of the Company. The transaction was accounted for as a purchase. The fair market value per share of the common stock issued in the transaction was $0.50. The resulting purchase price was $4,257,250 with $1,090,452 being allocated to goodwill. Sierra Vista was formed to acquire, produce and distribute low-budget feature films. On June 15, 1998 (measurement date), the Company's Board of Directors decided to discontinue the operations of Sierra Vista. Accordingly, Sierra Vista is accounted for as a discontinued operation in the accompanying consolidated financial statements.

       Liabilities in excess of assets of discontinued operations consist of Sierra Vista accounts payable as of December 31, 1999. Since inception, Sierra Vista has never generated any revenues.


2.     SIGNIFICANT ACCOUNTING POLICIES:

       Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

       Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates.

       The Company's financial statements are based upon a number of significant estimates, including the estimated useful lives selected for property and equipment and the adequacy of valuation allowances. Due to the uncertainties inherent in the estimation process, it is at least reasonably possible that these estimates will be further revised in the near term and such revisions could be material.

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)


       Statement of Cash Flows - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

       Property and Equipment - Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives (3 years) of the respective assets. The cost of normal maintenance and repairs is charged to operations as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of fixed assets sold, or otherwise disposed of, and the related accumulated depreciation or amortization is removed from the accounts, and any gains or losses are reflected in current operations.

       Goodwill - Goodwill, representing the excess of the cost over the net tangible and identifiable intangible assets of the acquired business, was stated at cost and was amortized on a straight-line basis, over the future periods to be benefited estimated to be three years. Due to the discontinuance of Sierra Vista, goodwill in the amount of $848,129 was written off during the year ended December 31, 1998.

       Impairment of Long-Lived Assets - In the event that facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

       Revenue Recognition - The Company allows customers to demo units, for a period specified in the purchase order, prior to committing to a sale. Revenue is recognized once the customer has committed to purchase the demo units

       Debt Issuance Costs - Debt issue costs represent the offering costs associated with the sale of the debentures (See Note 9) and were being amortized using the interest method over the life of the debentures. The Company was in violation of certain covenants under the terms of the debentures. Consequently, the debentures are classified as current in the accompanying consolidated financial statements and debt issue costs of $664,815 capitalized as of December 31, 1997 were written off during the year ended December 31, 1998. Debt issue costs associated with debentures sold during the years ended December 31, 1999 and 1998 were immediately expensed due to the violation of certain covenants under the terms of the debentures.

       Research and Development Costs - Research and development costs are charged to operations in the period incurred.

       Income Taxes - The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)

       Stock-Based Compensation - The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to
       Employees" (APB25) and related interpretations in accounting for its employee stock options. In accordance with FASB123 entitled "Accounting for Stock-Based Compensation"; the Company will disclose the impact of adopting the fair value accounting of employee stock options. Transactions in equity instruments with non-employees for goods or services have been accounted for using the fair value method prescribed by FASB123.

       Concentrations of Credit Risk - Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or groups of counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions. In accordance with FASB105 entitled "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", the credit risk amounts shown do not take into account the value of any collateral or security.

       The Company operates primarily in one industry segment and a concentration exists because the Company's has two primary customers that generate more than 61% of revenues during the year ended December 31, 1999. Financial instruments that subject the Company to credit risk consist principally of accounts receivable.

       Fair Value of Financial Instruments - The estimated fair values for financial instruments, under FASB107 entitled "Disclosures about Fair Value of Financial Instruments", are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes all cash, accounts receivable, accounts payable, short term demand notes, convertible debentures, and other debt, approximates the carrying value in the consolidated financial statements at December 31, 1999.

       Earnings per Share - Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. All such securities or other contracts were anti-dilutive for all periods presented and, therefore, excluded from the computation of earnings per share.

       Impact  of  Recently  Issued  Standards  - In June  1998,  the  Financial
       Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (FASB133), "Accounting for Derivative Instruments and Hedging Activities". This statement is effective for fiscal years beginning after June 15, 1999. Earlier application is encouraged; however, the Company does not anticipate adopting FASB133 until the fiscal year beginning January 1, 2000. FASB133 requires that entities recognize all derivatives as assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not believe the adoption of FASB133 will have a material impact on its financial statements.

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)


       Reclassification  - Certain  reclassifications  have been made to conform
       1998   financial   statements   to  the   presentation   in   1999.   The
       reclassifications had no effect on net income.

       Interim Financial Information - The June 30, 2000 and 1999 financial statements have been prepared by the Company without audit. In the opinion of management, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the Company's financial position as of June 30, 2000 and the results of operations and cash flows for the six months ended June 30, 2000 and 1999. The results of operations for the six months ended June 30, 2000 and 1999 are not necessarily indicative of those that will be obtained for the entire fiscal year.

3.     BASIS OF PRESENTATION:

       The financial statements have been prepared on a going concern basis, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the Company's ability to continue as a going concern because of the magnitude of its loss of $7,139,859 for the year ended December 31, 1999, and its negative working capital of $17,309,248 and its stockholder's deficit of $17,128,098 as of December 31, 1999. The Company's continued existence is dependent upon its ability to raise substantial capital, to generate revenues to significantly improve operations and ultimately achieve profitability.

       During 1999, the Company sold $750,000 in 7% convertible debentures, converted $114,292 of debt and accrued interest to equity, settled $481,506 of accounts payable for a discount resulting in a gain on extinguishment of liabilities totaling $235,093, and borrowed $4,200,000 through the issuance of 13% secured promissory notes, due on demand, and is attempting to raise additional capital. Management believes that these actions will allow the Company to continue as a going concern.

       Accordingly, the financial statements do not include any adjustments relating to the recoverabilty and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should the Company be unable to continue as a going concern.

4.     INVENTORY:

       Inventories are stated at the lower of cost or market and consist primarily of the following:

                                                                December 31,              June 30,
                                                                    1999                    2000
                                                            ----------------------  ----------------------

                 Raw materials                              $          110,249      $          186,847
                 Work in process                                        66,766                  48,723
                 Finished Goods                                         73,703                 225,460
                                                            ------------------      ------------------
                                                                       250,718                 461,030
                 Less: Inventory reserve                               (40,182)                (84,835)
                                                            ------------------      ------------------
                                                            $          210,536      $          376,195
                                                            ==================      ==================

       The inventory reserve includes estimated costs to rework the demo units returned by customers and a provision for units not returned.

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)


5.     PROPERTY AND EQUIPMENT:

       Property and equipment consists of the following:


                                                                  December 31,              June 30,
                                                                     1999                    2000
                                                            -------------------     -------------------
                 Computer and equipment                     $          273,965      $          293,294
                 Office equipment and furniture                        125,774                 125,774
                                                            -------------------     -------------------
                                                                       399,739                 419,068
                 Accumulated depreciation                             (255,789)               (314,760)
                                                            -------------------     -------------------
                                                            $          143,950      $          104,308
                                                            ===================     ===================


6.     ACCRUED LIABILITIES:

       Accrued liabilities consists of the following:

                                                                December 31,              June 30,
                                                                    1999                    2000
                                                            -------------------     -------------------
                  Accrued payroll and benefits              $          283,788      $          181,522
                  Accrued interest                                   1,385,552               1,221,809
                  Accrued penalty related to
                     convertible debentures                          1,096,225               1,567,500
                  Other                                                236,545                 286,137
                                                            --------------------     -------------------
                                                            $        3,002,110      $        3,256,968
                                                            ====================    ====================


                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)



7.     NOTES PAYABLE - RELATED PARTIES:            December 31,              June 30,
                                                      1999                    2000
                                              ----------------------  ----------------------
    Note  payable  to a former  director
    in the  original  amount of  $50,000
    bearing  interest  at  10%,  due  on
    demand                                    $            5,000      $            5,000

    Note payable to a former  director in
    the  original  amount of $125,000
    bearing  interest  at 8% with  monthly
    payments  of $10,000, due on demand                   95,000                  95,000
                                              ----------------------  ----------------------
                                              $          100,000      $          100,000
                                              ======================  ======================



       In connection with the notes payable - related parties discussed above, the Company issued 100,000 shares of common stock to the related parties and has recognized $175,000 in interest expense for the year ended December 31, 1998 for the fair value of the shares issued.

       During 1997, the Company entered into a revolving convertible debt facility with a shareholder which bore interest at 10% and provided for the conversion of all amounts outstanding into common stock at a conversion price equal to 80% of the market price for a share of common stock at the time a draw is funded. In May 1998, the shareholder converted $4,181,421 of the amount outstanding into 1,742,362 shares of common stock. In June 1998, the shareholder converted its remaining balance outstanding of $317,357 into common stock and terminated the credit facility. As an inducement to make this conversion, the Company allowed the shareholder to convert the remaining balance into 1,220,608 shares of common stock based on the market price of the stock of $0.26 per share as opposed to the conversion price of $2.40 per share. During 1998, the Company recognized an additional expense of $260,645 for the value of the additional shares issued to induce the conversion.

8.     SECURED PROMISSORY NOTES:

       During the year ended December 31, 1999, the Company entered into promissory note agreements totaling $4,200,000 that are due on demand and accrue interest at 13% per annum. The notes are secured by substantially all of the Company's assets. As part of the issuance of the notes, the Company issued to the note holder five-year warrants to purchase 2,300,000 shares of common stock at prices ranging from $0.25 to $0.65. In addition, the Company issued five-year warrants to purchase 840,000 shares of common stock at prices ranging from $0.16 to $0.84 per share as a finder's fee.

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)


       During the six months ended June 30, 2000, the Company entered into promissory note agreements totaling $2,275,000 that are due on demand and accrue interest at 13% per annum. The notes are secured by substantially all of the Company's assets. As part of the issuance of the notes, the Company issued to the note holder five-year warrants to purchase 1,137,500 shares of common stock at prices ranging from $0.30 to $1.00. The Company recognized interest expense of $741,985, related to the promissory notes, during the six month period ended June 30, 2000 that is attributable to the fair value of the warrants issued.

       During the six months ended June 30, 2000, the Company issued 907,601 shares of common stock at the par value of $0.001 in a cashless exercise of warrants originally issued in connection with the secured promissory notes.


9.     LONG-TERM DEBT:

       In December 1997, the Company issued $5,000,000 of 7% convertible debentures due in December 2002. The debentures accrue interest at 7% per annum and are convertible into shares of common stock at a conversion price equal to the lesser of $3.47 per share or 80% of the five day average market price per share prior to conversion. As part of the issuance of the debentures, the Company issued to the debenture holders five year warrants to purchase 250,000 shares of common stock at $3.00 per share and 250,000 shares of common stock at $4.00 per share. In addition, the Company issued five-year warrants to purchase 500,000 shares of common stock at $2.43 and $1.75 per share as a finder's fee.

       In June 1998, the Company issued $2,000,000 of 7% convertible debentures due in June 2003. The debentures accrue interest at 7% per annum and are convertible into shares of common stock at a conversion price equal to $0.35 per share. As part of the issuance of the debentures, the Company issued to the debenture holders five-year warrants to purchase 500,000 shares of common stock at $0.50 per share. In addition, the Company issued five-year warrants to purchase 400,000 shares of common stock at $0.34 per share as a finders fee.

       In August 1998, the Company issued $1,500,000 of 7% convertible debentures due in August 2003. The debentures accrue interest at 7% per annum and are convertible into shares of common stock at a conversion price equal to the lesser of $0.26 per share or 75% of the five day average market price per share prior to conversion. As part of the issuance of the debentures, the Company issued to the debenture holders five year warrants to purchase 75,000 shares of common stock at $0.50 per share, and cancelled the 500,000 warrants issued with the December 1997 debentures and issued new five year warrants to purchase 500,000 shares of common stock at $0.50 per share. In addition, the Company issued five-year warrants to purchase 300,000 shares of common stock at $0.21 per share as a finders fee.

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)


       In December 1998, the Company issued $500,000 of 7% convertible debentures due in December 2003. The debentures accrue interest at 7% per annum and are convertible into shares of common stock at a conversion price equal to the lesser of $0.18 per share or 75% of the five day average market price per share prior to conversion. As part of the issuance of the debentures, the Company issued to the debenture holders five-year warrants to purchase 125,000 shares of common stock at $0.50 per share. In addition, the Company issued five-year warrants to purchase 100,000 shares of common stock at $0.14 per share as a finder's fee.

       In January 1999, the Company issued $750,000 of 7% convertible debentures due in January 2004. The debentures accrue interest at 7% per annum and are convertible into shares of common stock at a conversion price equal to the lesser of $0.1275 per share or 75% of the five day average market price per share prior to conversion. As part of the issuance of the debentures, the Company issued to the debenture holders five-year warrants to purchase 187,500 shares of common stock at $0.50 per share. In addition, the Company issued five-year warrants to purchase 150,000 shares of common stock at $0.11 per share as a finder's fee.

       All of the debentures are secured by all of the assets of the Company. The Company is in violation of certain covenants related to the debentures; consequently all of the debentures have been classified as current in the accompanying financial statements. Pursuant to the convertible debenture agreements, the Company has accrued a penalty of 1 1/2% of the outstanding balance of the debentures totaling $1,096,225 at December 31, 1999 with an additional $427,500 being accrued for the six month period ended June 30, 2000 as a penalty for the violation of certain of the covenants.

       The unamortized debt issuance costs and discount in the amount of $2,345,866 associated with the December 1997 debentures were written-off during the year ended December 31, 1998. The Company has also recognized additional interest expense of $94,239 and $1,093,879 during the years ended December 31, 1999 and 1998, respectively, which is attributable to the fair value of the warrants and the beneficial conversion features associated with the debentures issued.

       In the year ended December 31, 1998, the holders of the December 1997 debentures converted $210,000 in principal and $10,598 in accrued interest into 1,459,539 shares of common stock. During the year ended December 31, 1999, the holders of the December 1997 debentures converted $100,000 in principal and $14,292 in accrued interest into 602,985 shares of common stock. During the six-month period ended June 30, 2000, the holders of the December 1997 debenture converted the remaining balance of $4,690,000 in principal and $723,603 in accrued interest into 8,349,248 shares of common stock.

10. STOCKHOLDERS' EQUITY:

       In 1999, the Board of Directors approved an amendment to increase the authorized number of common stock to 150,000,000 shares at a par value of $0.001 per share.

       In May 1998, the Company borrowed $217,500 that was converted into 836,538 shares of common stock. In connection with this borrowing, the Company issued 25,000 shares of common stock and recognized $43,750 in interest expense for the year ended December 31, 1998 for the fair value of the 25,000 shares issued.

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)


11.      STOCK OPTION PLANS:

         In October 1996, the Company adopted the 1996 Incentive and Non-statutory Stock Option Plan (the 1996 Plan) covering 1,500,000 shares. Under the plan, the Company can grant to key employees, directors, and consultants either incentive, non-statutory, or performance based stock options. The price of the options granted pursuant to the plan shall not be less than 100% of the fair market value of the shares on the date of grant. The board of directors will decide the vesting period of the options, if any, and no option will be exercisable after ten years from the date granted. Prices for incentive options granted to employees who own 10% or more of the Company's stock is at least 110% of market value at date of grant.

         In January 1999, the Company adopted the 1999 Non-statutory Stock Option Plan (the 1999 plan) covering 5,000,000 shares. The 1999 plan is a "dual plan" which provides for the grant of both incentive stock options and non-qualified stock options and was designed to attract and retain the services of employees, officers, directors, and consultants. The price of the options granted pursuant to the plan shall not be less than 100% of the fair market value of the shares on the date of grant. The plan will be administered by a compensation committee consisting of two or more disinterested non-employee board members whom will decide the vesting period of the options, if any, and no option will be exercisable after ten years from the date granted. Prices for incentive options granted to employees who own 10% or more of the Company's stock is at least 110% of market value at date of grant.

         During 1998, the Company granted options to purchase 1,966,400 shares of common stock to employees under the 1996 plan. The options were granted with exercise prices equal to market on the date of grant and range from $0.26 to $2.50 per share. The options expire in 2003 and vest over three years.

         In March 1998, the Company granted non-plan options to purchase 50,000 shares of common stock to an employee. The options were granted with an exercise price of $1.75 per share. One third of the options vest immediately and the remainder vest over two years. Compensation expense of $8,854 was recognized in the year ended December 31, 1998 for services provided.

         In May 1998, the Company granted options to purchase 1,000,000 shares of common stock at an exercise price of $1.75 per share in connection with the hiring of a new president. In December 1998, the Company settled a claim with this individual in which 500,000 of these options were forfeited.

         In October 1998, the Company granted non-plan options to purchase 300,000 shares of common stock to a director. The options were granted with an exercise price equal to market on the date of grant ($0.16 per share) and vest immediately.

         In January 1999, the Company granted non-plan options to purchase 300,000 shares of common stock to an officer. The options were granted with an exercise price equal to market on the date of grant ($0.12 per share) and vest immediately.

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)


         During 1999, the Company granted options to purchase 997,400 shares of common stock to employees under the 1996 and 1999 plans. The options were granted with exercise prices equal to market on the date of grant and range from $0.14 to $0.51 per share. The options expire in 2004 and vest over three years.

         In February 2000, the Company granted 1999 plan options to purchase 300,000 shares of common stock to an officer. The options were granted with an exercise price of $0.26 per share and vest immediately. Compensation expense of $192,000 was recognized in the period ended June 30, 2000 for services provided.

         In February 2000, the Company granted 1999 plan options to purchase 50,000 shares of common stock to an employee. The options were granted with an exercise price of $0.26 per share. One third of the options vest immediately and the remainder vest over two years. Compensation expense of $8,700 was recognized in the period ended June 30, 2000 for services provided.

         During the six months ended June 30, 2000, the Company granted options to purchase 110,000 shares of common stock to employees under the 1999 plan. The options were granted with exercise prices equal to market on the date of grant and range from $0.50 to $2.22 per share. The options expire in 2005 and vest over three years.

         The following table sets forth activity for all options granted under the 1996 and 1999 Plans:


                                                                                      AVERAGE EXERCISE
                                                                NUMBER OF SHARES      PRICE PER SHARE
                                                               ------------------    ------------------

                 BALANCE, December 31, 1997                           2,808,323      $          2.36

                 Granted                                              2,419,833                  .32
                 Forfeited                                           (2,558,323)                2.57
                 Exercised                                               -                       -
                                                               ------------------    ------------------
                 BALANCE, December 31, 1998                           2,669,833      $           .31
                                                               ==================    ==================
                 Granted                                                997,400                  .24
                 Forfeited                                              (89,683)                 .26
                 Canceled/Expired                                      (271,000)                 .26
                 Exercised                                               (6,000)                 .26
                                                               ------------------    ------------------
                 BALANCE, December 31, 1999                           3,300,550      $           .29
                                                               ==================    ==================
                 Granted                                                460,000                  .57
                 Forfeited                                              (55,400)                 .26
                 Exercised                                             (245,517)                 .26
                                                               ------------------    ------------------
                 BALANCE, June 30, 2000                               3,459,633      $           .33
                                                               ==================    ==================

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)


         At December 31, 1999 and June 30, 2000, options to purchase 1,007,025 and 1,880,431 shares, respectively, were exercisable at prices ranging from $0.17 to $2.59 per share. The remaining 1,579,202 options outstanding at June 30, 2000 become exercisable at prices ranging from $0.14 to $2.22 per share through March 2004.

         If not previously exercised the outstanding plan options will expire as follows:


                                                                  AVERAGE
                                           NUMBER OF          EXERCISE PRICE
              PERIOD ENDED JUNE 30,          SHARES              PER SHARE
              ---------------------  ------------------      ----------------

                    2001                        30,000       $           .26
                    2002                       310,753                   .64
                    2003                     1,741,380                   .26
                    2004                       917,500                   .24
                    2005                       460,000                   .56
                                      ----------------       ---------------
                                             3,459,633       $           .33
                                      ================       ===============


         The following is a summary of all of the activity for non-plan options:


                                                                        WEIGHTED AVERAGE
                                                 NUMBER OF SHARES        EXERCISE PRICE
                                                -----------------     ------------------

          BALANCE, December 31, 1997                   4,750,493      $          2.87

          Options granted to employees                 1,050,000                 1.75
          Options granted to directors                 1,800,000                  .24
          Expired/cancelled options                   (4,366,665)                2.78
                                                -----------------     -----------------

          BALANCE, December 31, 1998                   3,233,828                 1.25

          Options granted to employees                   300,000                  .12
          Expired/cancelled options                     (771,326)                2.92
                                                -----------------     -----------------

          BALANCE, December 31, 1999                   2,762,502                  .66

          Options exercised by employees                (300,000)                 .12
          Options exercised by directors              (1,000,000)                 .26
                                                -----------------     -----------------

          BALANCE, June 30, 2000                       1,462,502      $          1.05
                                                =================     =================

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)


         At December 31, 1999 and June 30, 2000 options to purchase 2,412,502 and 1,242,502 shares, respectively, were exercisable at prices ranging from $0.26 to $3.37 per share. The remaining 220,000 options outstanding at June 30, 2000 become exercisable at a price of $1.75 per share through 2001.

         If not previously exercised or forfeited, all options will expire during the years ended December 31, 2000 through 2008.

         As stated in Note 2, the Company has not adopted the fair value accounting prescribed by FASB123 for employees. Had compensation cost for stock options issued to employees been determined based on the fair value at grant date for awards in 1999 and 2000 consistent with the provisions of FASB123, the Company's net loss and net loss per share would have been adjusted to the proforma amounts indicated below:


                                            December 31,        December 31,           June 30,            June 30,
                                               1999                 1998                 2000                1999
                                        ------------------   ------------------    -----------------  ------------------
          Net loss                       $     (7,714,095)    $    (21,539,607)    $     (4,588,766)  $      (4,387,355)
                                        ==================   ==================    =================  ==================
         Basic and diluted net loss
         per common share               $         (0.31)     $         (0.94)      $         (0.14)    $         (0.18)
                                        ==================   ==================    =================  ==================


         The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions: risk-free interest rates ranging from 4.70% to 6.67%, expected life of three years; dividend yield of 0%; and expected volatility ranging from 136.7% to 175.8%. The weighted-average fair value of the options on the grant date for years ended December 31, 1999 and 1998 and the six months ended June 30, 2000 and 1999 was $0.16, $1.41, $0.25, and $0.13
         per share, respectively.

12.      COMMITMENTS AND CONTINGENCIES:

         In July 1997, the board of directors approved the Company entering into an agreement to obtain a 66% interest in a joint venture with China International Radio Development. As part of this agreement, the Company will have to fund up to $200,000 of expenses. The purpose of the joint venture is to develop an exhibition center in China to display new high-tech products. In connection with obtaining the joint venture interest, during 1998, the Company issued 100,000 shares of common stock to a third party as a finder's fee upon closing of the agreement and recognized $26,000 in expense for services provided. During the year ended December 31, 1998, the Company entered into an agreement to obtain a release from all obligations under the joint venture agreement. As part of the agreement, in March 1999, the Company paid $53,000 for past consulting fees, canceled the 100,000 shares previously issued for services in 1998, and issued 200,000 new shares at a price of $0.15 per common share.

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)



         Leases - The Company leases office space in California. The Company's leases include the cost of real property taxes and maintenance expenses. Insurance and utilities are the Company's responsibility. Future minimum lease payments for all non-cancelable operating leases are as follows:

               YEAR ENDING DECEMBER 31,            AMOUNT
               -------------------------        ----------
                         2000                      345,600
                         2001                      345,600
                         2002                      345,600
                                                -----------
                                                $1,036,800
                                                ===========

         Rent expense was $410,306 and $427,826 for the year ended December 31, 1999 and 1998, respectively.

         Litigation - On November 10, 1997 the Company filed a suit against former officers and directors of the Company for breach of fiduciary duty and third parties who were involved in the initial merger between the Company and Jettson Realty Development as well as the private placements of the Jettson Realty Development stock. The suit claims fraud, breach of fiduciary duty and negligence surrounding the acquisition. Management intends to pursue this lawsuit vigorously and believes that no material adverse impact will arise as a result of the litigation. During 1997, the Company has entered into a settlement agreement with the Company's former president related to this suit whereby the Company's president agreed to return 500,000 shares of common stock. During 1998, the Company obtained defaults against certain of the defendants whereby the Company was awarded approximately $25 million in damages, allowed to cancel 1,010,329 shares of its common stock previously issued to the defendants, and retain $250,959 of contested proceeds from a private placement. The Company has given no accounting recognition to the $25 million in damages.

         During 1999, the Company entered into a settlement agreement and mutual release with a party named in the November 10, 1997 lawsuit for proceeds in favor of the Company equaling $80,000. In addition, the Company entered into another settlement agreement with a party named in the November 10, 1997 lawsuit for proceeds in favor of the Company totaling $70,000 to be paid in two payments of $20,000 on September 15, 1999 and October 15, 1999 and three annual payments of $10,000 due September 15, 2000 through 2002.

         In connection with the November 10, 1997 lawsuit, the Company has entered into a settlement agreement with the transfer agent named in the lawsuit in November 1999. In exchange for the mutual release of all claims, the transfer agent agreed to a judgement in favor of the Company for $750,000 to be paid in one payment of $350,000 on December 15, 1999 and eight annual payments of $50,000 due December 15, 2000 through 2007.

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)


         In August 1998, the Staff of the Division of Enforcement of the Securities and Exchange Commission advised the Company that the Commission had issued a formal order for private investigation. The investigation involves allegations that, since January 1, 1995, certain of the Company's present or former officers, directors, employees, business consultants, investment bankers, and/or certain other persons or entities associated with the Company may have employed devices, schemes, or artifices to defraud, by, among other things, making undisclosed payments to certain registered representatives relating to sales of the Company's securities, and by manipulating the Company's stock price. Discovery has been initiated. Management believes based on current information, that there will be no material adverse impact on the Company as a result of this investigation.


13.      INCOME TAXES:

         Income tax expense is comprised of the following:


                                                   FOR THE YEAR ENDED                     MARCH 3, 1993
                                                      DECEMBER 31,                       (INCEPTION) TO
                                       -------------------------------------------         DECEMBER 31,
                                               1999                   1998                     1999
                                       ---------------------    ------------------     -------------------
                  Current:
                  Federal              $              -          $             -       $              -
                  State                           1,600                    1,600                  8,000
                                       ---------------------    ------------------     -------------------
                                                  1,600                    1,600                  8,000
                                       ---------------------    ------------------     -------------------
                  Deferred:
                  Federal                             -                        -                      -
                  State                               -                        -                      -
                                       ---------------------    ------------------     -------------------
                  Income tax expense   $          1,600         $          1,600       $          8,000
                                       =====================    ==================     ===================


         Deferred income tax assets (liabilities) are comprised of the following at December 31, 1999:

         Current deferred income tax assets (liabilities):

          Provision for inventory obsolescence             $          16,004
          Provision for doubtful accounts                              7,966
          Accrued vacation                                            26,434
          Accrued wages                                               86,598
          Accrued interest for convertible debt                      436,626
          Stock based compensation                                 1,776,050
          Other                                                          816
                                                           ------------------
                                                                   2,350,494
          Valuation allowance                                     (2,350,494)
         Net current deferred tax asset                    $               -
                                                           ==================

                       INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)



    Long-term deferred tax assets (liabilities):
    Depreciation/amortization                            $       2,283,473
    Net operating loss carryforward                             10,155,910
    Research and development credit                              1,126,419
                                                         -------------------
                                                                13,565,802
    Valuation allowance                                        (13,565,802)
    Net long-term deferred tax asset                     $               -
                                                         ===================


         Total income tax expense differed from the amounts computed by applying the U.S. federal statutory tax rates to pre-tax income as follows:


                                                                                        MARCH 3, 1993
                                                      FOR THE YEAR ENDED               (INCEPTION) TO
                                                         DECEMBER 31,                   DECEMBER 31,
                                              ------------------------------------   --------------------
                                                   1999                1998                 1999
                                              ----------------    ----------------   --------------------

            Total expense (benefit)
             computed by applying
             the U.S. statutory rate                (34.0%)              (34.0%)               (34.0%)
            Nondeductible license costs                 -                    -                   1.0
            Nondeductible goodwill                      -                  5.5                   2.6
            Non deductible interest                   1.0                 13.9                   7.9
            Other                                      .1                   .4                    .2
            Change in beginning balance
             of valuation allowance                  32.9                 14.2                  22.3
                                               ----------------    ----------------   --------------------
                                                        - %                  -%                    -%
                                               ================    ================   ====================


         As of December 31, 1999, the Company has available net operating loss carryforwards for income taxes of $23,634,607 for federal purposes and $23,983,524 for California purposes that begin to expire in the year 2011 and 2001, respectively. The Company has $760,132 and $366,287 of credit carryforwards for federal and California, respectively. The benefit of the net operating loss and credit carryovers to offset future taxable income may be subject to limitation as a result of changes in stock ownership as prescribed in Internal Revenue Code
         Section 382.


14.      PROFIT SHARING PLAN:

         During 1998, the Company established the InnovaCom, Inc. 401(K) Profit Sharing Plan (the Plan) covering substantially all of its employees. Management determines, at its discretion, the amount of any matching or other contributions to the Plan. The Company made no such contributions to the Plan during the year ended December 31, 1999 or the six months ended June 30, 2000.

                       INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1999 is unaudited)


15.      SUBSEQUENT EVENTS(UNAUDITED):

         On June 19, 2000, as amended on July 26, 2000, the Company entered into a common stock purchase agreement and related agreements with Jashell Investments Limited (Jashell), a private equity fund. Subject to the fulfillment of certain conditions, the agreements provide the Company with an equity financing facility through which the Company may sell up to a total of $10,000,000 worth of shares of common stock, at their option, to Jashell periodically over a 24 month period. The Company's ability to request a draw down under the facility is subject to the continued effectiveness of a resale registration statement filed with the Securities and Exchange Commission to cover the shares to be issued. The amount of common stock to be sold at each draw down will not be less than $250,000 nor more than $1,000,000. The Company has agreed to sell the shares to Jashell at a price equal to the then current market price of the common stock during the draw down period, less a discount of 21% or 24%, specifically determined based upon a formula. The number of shares the Company may sell to Jashell varies depending on certain factors, including the market price of the common stock and the then current ownership interest of Jashell. In connection with each draw down, the Company granted Jashell a warrant to purchase up to 50% of the number of shares acquired in a draw down at an exercise price equal to the purchase price of the common stock acquired pursuant to the draw down. The warrant will expire 22 business days after its issuance.

         As part of the issuance of the Common Stock purchase agreement, the Company issued to the investor warrants to purchase 100,000 shares of common stock at an exercise price of $0.70 per share. In addition, 10,000 shares of common stock were issued at the market price of $0.6875 per share on June 19, 2000 as a finders fee.

         During July and August 2000, the Company entered into promissory note agreements totaling $525,000 that are due on demand and accrue interest at 13% per annum. The notes are secured by substantially all of the Company's assets. As part of the issuance of the notes, the Company issued to the note holder five-year warrants to purchase 262,500 shares of common stock for $0.30 and $0.50.

         During May, 2000, the Company granted options to purchase 3,000 shares of common stock to employees under the 1999 plan. The options were granted with exercise prices equal to market on the date of grant of $0.80 per share. In addition, during August 2000, the Company granted options to purchase 173,000 shares of common stock to employees under the 1999 plan. The options were granted with exercise prices equal to market on the date of grant ranging from $0.52 to $0.72 per share. The options expire in 2005 and vest over three years.

         On July 14, 2000, the Company issued 6,134 shares of common stock to a consultant for services provided in connection with the Company's web site. Also, on August 14, 2000, the Company issued 20,000 shares of common stock at a market price of $0.50 per share as partial payment for recruiting services.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.   Indemnification of Directors and Officers.

        We have adopted Section 78.7502 of the Domestic and Foreign Corporation Laws of the State of Nevada in its bylaws. Section 78.7502 states:

               1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

               2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.
        Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        We have entered into indemnification agreements with its officers and directors. Pursuant to the agreements, we agreed to defend and indemnify such officers and directors for all expenses and liabilities for acting as such.

        In addition, we carry directors' and officers' insurance pursuant to authority in our Bylaws to maintain a liability insurance policy which insures directors or officers against any liability incurred by them in their capacity as such, or arising out of their status as such.

Item 25.   Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.

        SEC registration fee                                     $ 11,444
        Printing and engraving expenses                        * $  2,000
        Accounting  fees and  expenses                         * $ 25,000
        Legal fees and expenses                                * $ 25,000
        Transfer agent and registrar fees                      * $  5,000
        Fees and expenses for qualification
         under state securities laws                             $    -0-
        Miscellaneous                                          * $  1,000

               TOTAL                                             $ 69,444

               *estimated

Item 26.   Recent Sales of Unregistered Securities.

        (a) On August 15, 2000, we entered into three agreements to sell 26,134 shares in the aggregate to three individuals for technology and personnel recruiting services. No commissions were paid. The transactions were exempt from registration in reliance upon Section 4(2) of the Act.

        (b) On June 19, 2000, we entered into an agreement to sell shares of our common stock, at our option, to Jashell Investment, a corporation organized in the British Virgin Islands. To date, no sales have occurred under the agreement. In connection with the agreement, we issued a warrant to purchase 100,000 shares of our common stock to Jashell Investment at the exercise price of $0.7027 per share. No commission was paid, however, we issued 10,000 shares of our common stock to the Triton West Group as a finder's fee. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

        (c) On January 24, 2000, we issued a warrant to purchase 75,000 shares of our common stock to our outside legal counsel for past services. No commission was paid in connection with this transaction. The warrant has an exercise price of $0.53 per share. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

        (d) From May 7, 1999 to July 12, 2000, we issued a series of warrants to purchase 3,650,000 shares of our common stock to JNC Opportunity, an institutional investor in connection with the issuance of a series of secured promissory notes in the aggregate amount of $5,175,000. The series of warrants has an exercise price ranging from $0.25 to $1.00. Further, in connection with the secured promissory notes, we issued warrants to purchase 572,000 shares of our common stock were issued to Cardinal Capital Management at an exercise price ranging from $.16 to $.84 per share, and warrants to purchase 95,000 shares of our common stock at an exercise price ranging from $.16 to $.84 per share were issued to Elizabeth Hagopian as finders' fees. The transactions were exempt from registration upon reliance of Section 4(2) and Regulation D of the Securities Act.

        (e) From June 29, 1998 to January 14, 1999, we sold to JNC Strategic, an institutional investor, 7% Convertible Debentures in the aggregate principal amount of $4,750,000 million and warrants to purchase 887,500 shares of our common stock at an exercise price of $0.50 per share. In connection with the transactions, warrants to purchase 290,000 shares of our common stock at an exercise price of $.34 per share were issued to Cardinal Capital Management for investment advisory services, and warrants to purchase 250,000 shares of our common stock at an exercise price of $1.75 per share were issued to Elizabeth Hagopian as a finder's fee. The transactions were exempt from registration upon reliance of Section 4(2) and Regulation D of the Securities Act.

        (f) On May 1998, Transamerica, a Canadian corporation, converted its $217,500 loan to the Company into 836,538 shares of common stock. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. No commissions were paid.

        (g) On December 22, 1997, the Company sold to JNC, an institutional investor, 7% Convertible Debentures in the aggregate principal amount of $5 million and warrants to purchase 250,000 shares of common stock at an exercise price of $3.00 per share and warrants to purchase 250,000 shares of common stock at an exercise price of $4.00 per share. At the same time, the Company issued warrants to purchase 250,000 shares of common stock at $2.43 per share to Cardinal Capital Management, Inc., an institutional investor, in consideration for investment advisory services provided in connection with the private placement. In addition, the Company commissions in the aggregate amount of $300,000 to Cardinal Capital Management, Inc. The transactions were exempt from registration upon reliance of Section 4(2) and Regulation D of the Securities Act.

Item 27.   Exhibits.

3.1 Certificate of Incorporation, as amended, of the Company (originally filed as exhibit 2.1)(1)
3.2 Amended and Restated Bylaws of the Company (originally filed as exhibit 2.2)(1)
5.1   Opinion of Bartel Eng Linn & Schroder re Legality
10.1 Plan and Agreement of Reorganization, dated February 27, 1997, as amended April 1, 1997 and May 14, 1997, between the Company and Sierra Vista (originally filed as exhibit 6.1)(1)
10.2 License Agreement, dated as of March 7, 1996, between the Company and FutureTel (originally filed as exhibit 6.2)(1)
10.3 Employment Agreement with Mark C. Koz, dated as of May 15, 1997 (originally filed as exhibit 6.3)(1)
10.4 Employment Agreement with F. James Anderson, dated as of May 15, 1997 (originally filed as exhibit 6.4)(1)
10.5 Escrow Agreement and Instructions between the Company, Sierra Vista and Bartel Eng Linn & Schroder, dated as of February 27, 1997 (originally filed as exhibit 6.5)(1)
10.6 Lease between Cooperage-Rose Properties II and the Company (originally filed as exhibit 6.6)(1)

10.7 Credit Facility Agreement between the Company and Micro Technology S.A., dated as of July 1, 1997 (originally filed as exhibit 6.7)(1)
10.8 Security Agreement between the Company and Micro Technology S.A., dated as of July 1, 1997 (originally filed as exhibit 6.8)(1)
10.9 Convertible Debenture Purchase Agreement, dated as of December 22, 1997, with JNC (originally filed as exhibit 6.9)(2)
10.10 7%  Convertible   Debentures,   due  December  22,  2002,  payable to  JNC
      (originally filed as exhibit 6.10)(2)
10.11 Registration Rights Agreement, dated as of December 22, 1997, with JNC (originally filed as exhibit 6.11)(2)
10.12 Escrow Agreement, dated December 22, 1997, between the Company, JNC and Robinson Silverman Pearce Aronsohn & Berman LLP (originally filed as exhibit 6.12)(2)
10.13 Warrants dated December 22, 1997, to purchase up to 500,000 shares of Common Stock held by JNC (originally filed as exhibit 6.13)(2)
10.14 Warrants dated December 22, 1997, to purchase up to 250,000 shares of Common Stock held by Cardinal (originally filed as exhibit 6.14)(2)
10.15 Addendum to Credit Facility, dated December 18, 1997, with Micro Technology S.A. (originally filed as exhibit 6.15)(2)
10.16 Settlement Agreement between the Company and Mark Koz (originally filed as exhibit 6.16)(2)
10.17 Joint Venture contract between the Company and CRI, dated September 13, 1997(3)
10.18 Accord and satisfaction and Release Agreement between the Company and Technical Systems Associates, Inc., dated January 16, 1998(3)
10.19 Employment  Agreement with Thomas E. Burke,  dated March 23, 1998(3)
10.20 1996 Incentive and Nonstatutory Stock Option Plan (originally filed as exhibit 3.1)(1)
10.21 Voting Agreement of InnovaCom, Inc., dated February 27, 1997, and amended as of April 1, 1997, May 14, 1997, June 10, 1997, and December 1, 1997, between Mark Koz and 507784 BC Ltd. (originally filed as exhibit 5.1)(1)
10.22 Common Stock Purchase Agreement between Jashell Investment Limited and InnovaCom, Inc., dated June 19, 2000(4)
10.23 Amendment to Common Stock Purchase  Agreement(4)
10.24 Employment Contract with Frank  Alioto(4)
10.25 Purchase Agreement with ClubCom,  Inc
21.1  We have one subsidiary,  InnovaCom,  Inc., a Florida  corporation
23.1 Consent of Hein + Associates LLP
23.2 Consent of Bartel Eng Linn & Schroder is contained in Exhibit 5.1

--------------
(1)  Previously filed with the Company's Form 10-SB on December 12, 1997.
(2) Previously filed with the Company's Registration Statement on Form SB-2 on February 9, 1998.
(3) Previously filed with the Company's Registration Statement on amendment no. 1 to Form SB-2 on April 16, 1998.
(4)  Purchase Agreement with ClubCom, Inc.

Item 28.   Undertakings.

        The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)Include any additional changed material information on the plan of distribution.

     (2) For purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                    SIGNATURE

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this pre-effective amendment number 1 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Clara, State of California, on August 24, 2000.

                                         InnovaCom, Inc.,
                                      a Nevada corporation


                                   By: /s/ FRANK ALIOTO
                                           -------------------------------------
                                           Frank Alioto,
                                           President and Chief Executive Officer


                                       POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank Alioto and James J. Casey or either of them as his true and lawful attorneys-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures                                                          Date
---------------------------------------------------------    ------------------

 /s/ FRANK ALIOTO                                              August 24, 2000
     ----------------------------------------------------
     Frank Alioto,
     President, Chairman of the Board of Directors
    (Principal Executive Officer)


 /s/ JAMES J. CASEY                                            August 24, 2000
     -----------------------------------------------------
     James J. Casey, Chief Financial Officer and Director
    (Principal Financial and Accounting Officer)

 /s/ MARK C. KOZ                                                August 24, 2000
 -----------------------------------------------------
     Mark C. Koz, Director


 /s/ TONY LOW                                                   August 24, 2000
 -----------------------------------------------------
     Tony Low, Director


 /s/ ROBERT SIBTHORPE                                           August 24, 2000
 -----------------------------------------------------
    Robert Sibthorpe, Director

 /s/ JOHN CHAMPLIN                                              August 28, 2000
------------------------------------------------------
     John Champlin, Director